OFFERING CIRCULAR


                                  [AXSYS LOGO]


                               OFFER TO EXCHANGE

                          0.75 Shares of Common Stock
                                      for
                   Each Outstanding Share of Preferred Stock



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     THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW
          YORK CITY TIME, ON MONDAY, MARCH 17, 1997, UNLESS EXTENDED.

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  THE EXCHANGE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING
    TENDERED. SEE "THE EXCHANGE OFFER -- CONDITIONS OF THE EXCHANGE OFFER."


                              --------------------



      Axsys Technologies, Inc. (formerly Vernitron Corporation), a Delaware corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Offering Circular (the "Offering Circular") and in the accompanying Letter of Transmittal, to exchange 0.75 shares (the "Exchange Consideration") of Common Stock, par value $.01 per share (the "Common Stock"), of the Company for each outstanding share of $1.20 Cumulative Exchangeable Redeemable Preferred Stock, par value $.01 per share (the "Preferred Stock"), of the Company (the "Exchange Offer").

      The Company's credit agreement with its bank lenders prohibits the payment of cash dividends on, and the redemption of, its outstanding capital stock, including the Preferred Stock. As of the date of this Offering Circular, the amount of unpaid dividends on the Preferred Stock is $1.19 per share. Under the terms of the Certificate of Designation, Powers, Preferences and Rights of the Preferred Stock (the "Certificate of Designation"), unpaid dividends cumulate or accrue, without interest, but holders of Preferred Stock are entitled to cash dividends only when, as and if declared by the Board of Directors. In addition, the right to dividends is expressly subject to any prohibition on the payment of cash dividends imposed by the Company's credit agreements. The only remedy to which holders of the Preferred Stock are entitled in the event that cash dividends are not paid are certain limited class voting rights to elect two directors to the Board of Directors in the event that the Company fails to pay dividends for six quarterly periods. As of the date of this Offering Circular, the Company has failed to pay dividends for four quarters. Under the Certificate of Designation, the Company has no obligation to redeem the Preferred Stock and the Preferred Stock may remain outstanding indefinitely.

      There is currently no established trading market for the Preferred Stock. Prior to August 27, 1996, the Preferred Stock was quoted on the NASDAQ Small-Cap Market (the "NASDAQ Small-Cap Market"). On that date, the Preferred Stock was delisted from trading on the NASDAQ Small-Cap Market due to a failure to satisfy the National Association of Securities Dealers, Inc. requirement that there be at least two market makers in the Preferred Stock. During 1996, prior to delisting, the highest bid and trading prices of the Preferred Stock reported on the NASDAQ Small-Cap Market were $5-1/2 and $7 per share, respectively.

      The Common Stock is quoted on the NASDAQ National Market (the "NASDAQ National Market"). BASED ON THE CLOSING BID PRICE OF $15 PER SHARE OF COMMON STOCK REPORTED ON THE NASDAQ NATIONAL MARKET ON FEBRUARY 11, 1997, THE LAST TRADING DAY BEFORE THE ANNOUNCEMENT OF THE EXCHANGE OFFER, THE EXCHANGE CONSIDERATION OFFERED IN THE EXCHANGE OFFER FOR EACH SHARE OF PREFERRED STOCK REPRESENTS PREMIUMS OF 104% OVER THE HIGHEST REPORTED BID PRICE OF $5-1/2 PER SHARE FOR THE PREFERRED STOCK AND 61% OVER THE HIGHEST REPORTED TRADING PRICE OF $7 PER SHARE FOR THE PREFERRED STOCK IN 1996. No assurance can be given as to the prices at which the Common Stock might


                                            (Cover continued on following page)

            The date of this Offering Circular is February 13, 1997.

be traded, or the trading volume of the Common Stock, following the consummation of the Exchange Offer. See "Market and Trading Information."

      For the year ended December 31, 1996, on a pro forma basis, assuming the Exchange Offer had been consummated on January 1, 1996, earnings per share applicable to the Common Stock would have increased between 5% and 18% (from $.74 per share to between $.78 and $.87 per share), depending on the number of shares exchanged for Common Stock pursuant to the Exchange Offer. See "Pro Forma Financial Information."

      As of the date of this Offering Circular, 738,584 shares of Preferred Stock are outstanding. Stephen W. Bershad, Chairman of the Board and Chief Executive Officer of the Company, beneficially owns 149,041 shares of Preferred Stock, representing approximately 20% of the outstanding shares of Preferred Stock, and 1,137,032 shares of Common Stock, representing approximately 44% of the outstanding shares of Common Stock. He has advised the Company that he intends to tender all of his shares of Preferred Stock pursuant to the Exchange Offer. See "Security Ownership."

      Holders of shares of Preferred Stock accepted for exchange will not receive any separate payment in respect of dividends not paid subsequent to February 22, 1996 (the last date on which dividends payable on the Preferred Stock were paid), on shares of Preferred Stock tendered and accepted for exchange.

      The Exchange Offer is being made by the Company in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), afforded by Section 3(a)(9) thereof. The Company therefore will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of the Preferred Stock. Regular employees of the Company, who will not receive additional compensation therefor, may provide information to holders of the Preferred Stock concerning the Exchange Offer.

      The Company has made no arrangements and has no understanding with any independent dealer, salesman or other person regarding the solicitation of tenders hereunder, and no person has been authorized by the Company to give any information or to make any representation in connection with the Exchange Offer other than those contained herein and, if given or made, such other information or representations must not be relied upon as having been authorized. The delivery of this Offering Circular shall not, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof.

      The Exchange Offer is not being made to, nor will the Company accept tenders from, holders of the Preferred Stock in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

                                            (Cover continued on following page)

THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE EXCHANGE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO SHAREHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. EACH SHAREHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ---------

                               TABLE OF CONTENTS

                                           PAGE

Summary......................................1
Background and Purposes
  of the Exchange Offer; Certain Effects.....6
Pro Forma Unaudited
  Financial Information......................9
Selected Consolidated
  Financial Data............................13
Business....................................15
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations.................16
Properties..................................16
Legal Proceedings...........................16
Management..................................17


                                           PAGE
The Exchange Offer..........................17
Description of Preferred Stock..............23
Security Ownership..........................25
Description of Capital Stock................25
Market and Trading Information..............26
Certain Federal Income
  Tax Considerations........................28
Shareholder Proposals.......................29
Additional Information......................29
Incorporation of Certain Documents
by Reference................................29
Company 1995 Form 10-K...............Exhibit A
Company September 30, 1996
  Form 10-Q..........................Exhibit B

                                    SUMMARY

         The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, contained elsewhere or incorporated by reference in this Offering Circular. Capitalized terms used and not defined in this summary have the respective meanings ascribed to them elsewhere in this Offering Circular.

                                  THE COMPANY

         Axsys Technologies, Inc. (formerly Vernitron Corporation), a Delaware corporation (the "Company"), is a leading supplier of precision optical and positioning components and sub-systems. The Company also manufactures and distributes electrical connectors, precision bearings and other precision components.

         The principal executive offices of the Company are located at 645 Madison Avenue, New York, New York 10022, telephone number (212) 593-7900.

                              RECENT DEVELOPMENTS

         On January 24, 1997, the Company reported preliminary results, subject to audit, for the fourth quarter and the year ended December 31, 1996. For the fourth quarter ended December 31, 1996, the Company reported sales of $26,523,000, and net income of $825,000, or $0.30 per share, compared with sales of $15,830,000, and a net loss of $(29,000), or $(0.01) per share, for the fourth quarter ended December 31, 1995. For the year ended December 31, 1996, the Company reported sales of $91,301,000, and net income of $2,008,000, or $0.74 per share, before an extraordinary charge of $173,000, or $0.06 per share, compared with sales of $65,213,000, and net income of $310,000, or $0.12 per share, for the year ended December 31, 1995. Book value per share of Common Stock at December 31, 1996 was $4.66, compared to book value per share of Common Stock of $3.38 at December 31, 1995.

         On April 25, 1996, the Company acquired all of the outstanding capital stock of Precision Aerotech, Inc. ("PAI"). On October 1, 1996, the Company acquired substantially all of the assets of Lockheed Martin Beryllium Corporation ("LMBC"). On December 11, 1996, the Company sold L&S Machine Company, Inc. ("L&S"), a subsidiary of PAI, because it did not fit the Company's long-term strategy of expanding its position in the precision optical scanning and positioning markets.

         The aggregate consideration paid for PAI was approximately $17,000,000. The Company sold L&S for a sales price of approximately $13,300,000, subject to a post-closing adjustment. The sales price included the assumption of approximately $1,800,000 in long-term capitalized leases. Cash proceeds of approximately $11,500,000 were used to pre-pay indebtedness under the Credit Agreement.

         The acquisition of PAI on April 25, 1996 was accounted for under the purchase method of accounting, and, accordingly, the results of operations and the purchase consideration paid for PAI have been included in the Company's consolidated financial statements since the date of acquisition. See note 3 of the Company September 30, 1996 Form 10-Q. L&S was accounted for as a net asset held for disposal as of the PAI acquisition date. The acquisition of LMBC was accounted for under the purchase method of accounting.

                   PURPOSES AND EFFECTS OF THE EXCHANGE OFFER

         The purpose of the Exchange Offer is to eliminate or significantly reduce the Preferred Stock outstanding because of the substantial after-tax cost of the Preferred Stock. Under the terms of the Certificate of Designation, the Preferred Stock is entitled to a cumulative cash dividend of 15% per annum. Dividends on the Preferred Stock, including unpaid dividends, reduce the Company's net income applicable to the Common Stock and are not a deductible expense to the Company for income tax purposes. The purpose of the Exchange Offer is also to increase the number of shares of Common Stock available for trading on the NASDAQ National Market, which the Company believes will increase the liquidity of the Common Stock. The Exchange Offer is also intended to increase the liquidity of holders of Preferred Stock by offering them the opportunity to exchange their shares at a premium for shares of Common Stock, which is a more liquid security. The Company believes that the elimination or reduction in the number of outstanding shares of Preferred Stock resulting from the

Exchange Offer will provide a number of benefits to the Company and holders of Common Stock and Preferred Stock. See "Background and Purposes of the Exchange Offer; Certain Effects -- Purposes and Effects of the Exchange Offer."

         Certain Effects on Non-Tendering Holders

         Under the terms of the Certificate of Designation, the Company, at its option, may redeem for cash the Preferred Stock, in whole or in part at any time, at a price equal to the liquidation preference of the Preferred Stock of $8 per share, plus any unpaid dividends at the time or redemption (the "Liquidation Preference Amount"), or 110% of fair value per share (as determined by the Board of Directors of the Company) of the Preferred Stock, plus any unpaid dividends at the time of redemption (the "Fair Value Amount"), which may be less than the Liquidation Preference Amount.

         If the number of shares of Preferred Stock remaining outstanding following the consummation of the Exchange Offer is sufficiently reduced, the Company may seek to obtain a waiver from its bank lenders under the Credit Agreement to permit a cash redemption of the Preferred Stock. Although the Board of Directors has not determined the Fair Value Amount, it could not exceed the Liquidation Preference Amount and it is likely that it would be less than the Liquidation Preference Amount. In determining the Fair Value Amount, the Board would likely take into account, among other factors, the terms of the Preferred Stock under the Certificate of Designation, including: (i) the fact that the Company has no obligation to redeem the Preferred Stock and the Preferred Stock may remain outstanding indefinitely; (ii) the facts that the Company has no obligation to pay cash dividends on the Preferred Stock if prohibited by its financing agreements, the Company is prohibited until April 2002 from paying cash dividends under the terms of the Credit Agreement, and any other financing agreement entered into thereafter or earlier to refinance the Credit Agreement is likely to prohibit the payment of cash dividends; (iii) the fact that, although unpaid dividends cumulate, they cumulate without interest; and (iv) the fact that the Certificate of Designation does not impose any restrictions on the incurrence of additional indebtedness by the Company.

         The Preferred Stock is currently registered under the Exchange Act. Under applicable law, if the Exchange Offer is consummated, the Company could apply to the Commission to terminate the registration of Preferred Stock under the Exchange Act if shares of Preferred Stock are not held by more than 300 holders of record. As of the date of this Offering Circular, there are 530 record holders of the Preferred Stock, and the Company believes that, as a result of the consummation of the Exchange Offer, it may be permitted to terminate the registration of the Preferred Stock.

         The Preferred Stock has no voting rights, except that, if at any time, dividends on the Preferred Stock are not paid for six quarters, the Company's Board of Directors will be increased by one-third (but not less than two directors) and the holders of the Preferred Stock will be entitled to elect the directors to fill such newly created directorships. In addition, the affirmative vote of the holders of at least a majority of the outstanding shares of Preferred Stock, voting as a class, is required for the authorization of changes, by amendment to the Company's Certificate of Incorporation or otherwise, to the terms and provisions of the Preferred Stock so as to adversely affect the rights and preferences of the Preferred Stock.

NO RECOMMENDATION BY BOARD OF DIRECTORS

         The Board of Directors of the Company has approved the Exchange Offer. However, neither the Company nor its Board of Directors makes any recommendation to shareholders as to whether to tender or refrain from tendering their shares. Each shareholder must make the decision whether to tender shares and, if so, how many shares. Mr. Bershad abstained in the vote by the Board of Directors in determining the amount of the Exchange Consideration.

                      INTENTION OF DIRECTORS AND OFFICERS

         Stephen W. Bershad, Chairman of the Board and Chief Executive Officer of the Company, beneficially owns 149,041 shares of Preferred Stock, representing approximately 20% of the outstanding shares of Preferred Stock, and 1,137,032 shares of Common Stock, representing approximately 44% of the outstanding shares of

Common Stock. He has advised the Company that he intends to tender all of his shares of Preferred Stock pursuant to the Exchange Offer. Other than Mr. Bershad, no director or officer of the Company owns shares of Preferred Stock. See "Security Ownership."

                            ACCEPTANCE NOT MANDATORY

         Preferred shareholders are free to exchange or not exchange their shares of Preferred Stock for shares of Common Stock in the Exchange Offer and may tender all or some of their Preferred Stock by properly completing and delivering a Letter of Transmittal, together with their shares of Preferred Stock, to the Exchange Agent. No vote of the Preferred Stock shareholders is required in connection with the Exchange Offer.

                               THE EXCHANGE OFFER

The Exchange Offer.......  0.75 shares of Common Stock in exchange for each outstanding share of Preferred Stock. Conditions to

Exchange Offer...........  The Exchange Offer is not conditioned on any minimum number of shares being tendered. See "The Exchange Offer -- Conditions" for a statement of the conditions to the Company's obligation to accept and pay for shares of Preferred Stock tendered pursuant to the Exchange Offer.

Dividends................  Dividends have not been paid on the Preferred Stock since February 22, 1996. As of the date of this offering Circular, the amount of unpaid dividends is $1.19 per share. HOLDERS OF SHARES OF PREFERRED STOCK ACCEPTED FOR EXCHANGE WILL NOT RECEIVE ANY DIVIDEND PAYMENT IN RESPECT OF DIVIDENDS UNPAID SUBSEQUENT TO FEBRUARY 22, 1996. NO SEPARATE PAYMENT IS BEING MADE IN RESPECT OF UNPAID DIVIDENDS ON SHARES OF PREFERRED STOCK TENDERED AND ACCEPTED FOR EXCHANGE IN THE EXCHANGE OFFER. See "The Exchange Offer -- Dividends on Preferred Stock."

Fractional Shares........  Tendering record holders of shares of Preferred
                           Stock whose shares are accepted for exchange will not receive fractional shares of Common Stock but instead will receive a cash payment in lieu thereof equal to each such holder's proportionate interest in the net proceeds (following the deduction of applicable transaction costs) from the sale by the Exchange Agent, on behalf of such holders, of shares of Common Stock representing the aggregate of such fractional shares of Common Stock reasonably promptly after the expiration of the Exchange Offer. See "The Exchange Offer -- Fractional Shares."

Expiration Date..........  The "Expiration Date" of the Exchange Offer will be
                           5:00 p.m., New York City time, on Monday, March 17, 1997, unless the Exchange Offer is extended, in which case the term "Expiration Date" shall mean the time on the last date to which the Exchange Offer is extended. References herein to the "last Expiration Date" shall refer to the time on the last date to which the Exchange Offer is extended. See "The Exchange Offer -- Expiration Date; Extensions; Amendments."

How To Tender in the
  Exchange Offer.........  A holder electing to tender Preferred Stock in the
                           Exchange Offer should either (i) complete and sign the Letter of Transmittal, have the signatures thereon guaranteed, if required by Instruction 4 thereof, and mail or deliver the Letter of Transmittal with the

                           Preferred Stock and any other required documents to the Exchange Agent at one of the addresses set forth on the back cover page of this Offering Circular, or effect a tender of Preferred Stock pursuant to the procedures for book-entry transfer as set forth under "The Exchange Offer -- How to Tender in the Exchange Offer," or (ii) request his broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him. Holders will not be obligated to pay any brokerage commissions in connection with the Exchange Offer. Tendered Preferred Stock may be withdrawn at any time until the Expiration Date and, if not otherwise accepted for exchange by the Company, at any time after April 11, 1997. See "The Exchange Offer -- Withdrawal of Tenders."

Acceptance of Preferred
  Stock and Delivery of
  Common Stock...........  Subject to the satisfaction or waiver of all conditions of the Exchange Offer, the Company will accept for exchange all Preferred Stock validly tendered on or prior to the Expiration Date. The Common Stock will be delivered in exchange for the Preferred Stock accepted in the Exchange Offer promptly after acceptance on the Expiration Date. See "The Exchange Offer -- General."

Federal Income Tax
  Considerations.........  For a discussion of certain Federal income tax consequences of the Exchange Offer to tendering holders and to the Company, see "Certain Federal Income Tax Considerations."

Common Stock.............  There are 4,000,000 shares of Common Stock authorized for issuance, of which 2,568,940 shares are issued and outstanding on the date of this Offering Circular. In addition, options to acquire up to an additional 347,140 shares of Common Stock upon the exercise of Common Stock Equivalents are outstanding. The maximum number of shares of Common Stock offered for exchange by the Company in the Exchange Offer, 553,938, represents approximately 16% of the shares of Common Stock which would be outstanding at such date, after giving effect to the issuance of Common Stock in the Exchange Offer and assuming the exercise of all Common Stock Equivalents. See "Description of Capital Stock."

Market and
  Trading Information ...  There is currently no established trading market for the Preferred Stock. Prior to August 27, 1996, the Preferred Stock was quoted on the NASDAQ Small-Cap Market. During 1996, prior to delisting, the highest bid and trading prices of the Preferred Stock reported on the NASDAQ Small-Cap Market were $5-1/2 and $7.00 per share, respectively.

                           The outstanding Common Stock is quoted on the NASDAQ National Market, and the Common Stock issuable in the Exchange Offer will be quoted on the NASDAQ National Market, subject to official notice of issuance, under the symbol "AXYS." On February 11, 1997, the last trading day before the announcement of the Exchange Offer, the closing bid quotation reported on the NASDAQ National Market for the Common Stock was $15 per share. NO ASSURANCE CAN BE GIVEN CONCERNING THE PRICES AT WHICH THE COMMON STOCK MIGHT BE

                           TRADED, OR THE TRADING VOLUME OF THE COMMON STOCK, FOLLOWING THE CONSUMMATION OF THE EXCHANGE OFFER.

                           Quotations on the NASDAQ National Market and NASDAQ Small- Cap Market reflect interdealer prices, without retail mark-up, mark- down or commission, and may not necessarily represent actual transactions. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT INFORMATION WITH RESPECT TO THE COMMON STOCK AND, IF AVAILABLE, THE PREFERRED STOCK. See "Market and Trading Information".

Exchange Agent;
  Further Information...   ChaseMellon Shareholder Services, L.L.C. has been
                           appointed as Exchange Agent for the Exchange Offer.
                           Requests for additional copies of this Offering
                           Circular, the Letter of Transmittal or any other documents furnished herewith should be directed to the Exchange Agent at its address and telephone number set forth on the back cover page of this Offering Circular. For further information concerning the Exchange Offer, contact Elliot
                           Konopko, Vice President, Axsys Technologies, Inc.,
                           645 Madison Avenue, New York, NY, 10022, telephone
                           (212) 593-7900.

         BACKGROUND AND PURPOSES OF THE EXCHANGE OFFER; CERTAIN EFFECTS

PREFERRED STOCK ARREARAGES

      The Company's credit agreement with its bank lenders (the "Credit Agreement") prohibits the payment of cash dividends on, and the redemption of, its capital stock, including the Preferred Stock. As of the date of this Offering Circular, the amount of accrued and unpaid dividends on the Preferred Stock is $1.19 per share. Under the terms of the Certificate of Designation, Powers, Preferences and Rights of the Preferred Stock (the "Certificate of Designation"), unpaid dividends cumulate or accrue, without interest, but holders of Preferred Stock are entitled to cash dividends only when, as and if declared by the Board of Directors. In addition, the right to dividends is expressly subject to any prohibition on the payment of cash dividends imposed by the Company's credit agreements, such as the Credit Agreement. The only remedy to which holders of the Preferred Stock are entitled in the event that cash dividends are not paid are certain limited class voting rights to elect two directors to the Board of Directors in the event that the Company fails to pay dividends for six quarterly periods. As of the date of this Offering Circular, the Company has failed to pay dividends for four quarters. Under the Certificate of Designation, the Company has no obligation to redeem the Preferred Stock and the Preferred Stock may remain outstanding indefinitely.

PURPOSES AND EFFECTS OF THE EXCHANGE OFFER

      The purpose of the Exchange Offer is to eliminate or significantly reduce the Preferred Stock outstanding because of the substantial after-tax cost of the Preferred Stock. Under the terms of the Certificate of Designation, the Preferred Stock is entitled to a cumulative cash dividend of 15% per annum. Dividends on the Preferred Stock, including unpaid dividends, reduce the company's net income applicable to the Common Stock and are not a deductible expense to the Company for income tax purposes. The purpose of the Exchange Offer is also to increase the number of shares of Common Stock available for trading on the NASDAQ National Market Tier of the NASDAQ Stock Market, Inc. (the "NASDAQ National Market"), which the Company believes will increase the liquidity of the Common Stock. The Exchange Offer is also intended to increase the liquidity of holders of Preferred Stock by offering them the opportunity to exchange their shares at a premium for shares of Common Stock, which is a more liquid security.

      There is currently no established trading market for the Preferred Stock. Prior to August 27, 1996, the Preferred Stock was quoted on the NASDAQ Small-Cap Market Tier of the NASDAQ Stock Market, Inc. (the "NASDAQ Small-Cap Market"). On that date, the Preferred Stock was delisted from trading on the NASDAQ Small-Cap Market due to a failure to satisfy the National Association of Securities Dealers, Inc. requirement that there be at least two market makers in the Preferred Stock. During 1996, prior to delisting, the highest bid and trading prices of the Preferred Stock reported on the NASDAQ Small-Cap Market were $5-1/2 and $7.00 per share, respectively. Under the terms of the Certificate of Designation, the Preferred Stock has a liquidation preference of $8 per share, plus unpaid dividends at the time of liquidation.

      Based on the closing bid price of $15 per share of Common Stock reported on the NASDAQ National Market on February 11, 1997, the last trading day before the announcement of the Exchange Offer, the Exchange Consideration offered in the Exchange Offer for each share of Preferred Stock represents premiums of 104% over the highest reported bid price of $5-1/2 per share for the Preferred Stock and 61% over the highest reported trading price of $7 per share for the Preferred Stock in 1996. The Board determined to offer a premium price in the Exchange Offer in order to provide an economic incentive to holders of the Preferred Stock to exchange their shares. There can be no assurance concerning the prices at which the Common Stock might be traded, or the trading volume of the Common Stock, following the consummation of the Exchange Offer. See "Market and Trading Information."

      The Company believes that the elimination or reduction in the number of outstanding shares of Preferred Stock resulting from the Exchange Offer will provide a number of benefits to the Company and holders of Common Stock and Preferred Stock, including the following:

      1. Elimination of the Preferred Stock will increase earnings per share and book value per share applicable to the Common Stock. For the year ended December 31, 1996, on a pro forma basis, assuming the Exchange Offer had been consummated on January 1, 1996, earnings per share applicable to the Common Stock would have increased between 5% and 18% (from $.74 per share (before an extraordinary charge of $.06 per share related to the early extinguishment of debt) to between $.78 and $.87 per share), depending on the number of shares exchanged for Common Stock pursuant to the Exchange Offer. The book value per share of Common Stock will increase from $5.09 to $5.67 per share, compared to $4.66 per share prior to the Exchange Offer at December 31, 1996. See "Pro Forma Unaudited Financial Information."

      2. The issuance of Common Stock in the Exchange Offer will increase the number of shares of Common Stock available for trading on NASDAQ and the number of holders of Common Stock. A purpose of the Exchange Offer is to increase the number of shares of Common Stock available for trading on the NASDAQ National Market, or the float, which the Company believes will increase the liquidity of the Common Stock.

      3. By offering holders of Preferred Stock the opportunity to exchange their shares for shares of Common Stock, which represents a more liquid investment than the Preferred Stock, the Company is providing liquidity to the holders of the Preferred Stock for their investment and an increased opportunity to dispose of their shares for cash if they should determine to do so.

      4. By offering holders of Preferred Stock a common equity stake in the Company, the Company is providing the holders with an opportunity to participate in the potential long-term appreciation of the Company's business, which the Company expects will be enhanced by the improvement in its capital structure and increased financial flexibility as a result of the consummation of the Exchange Offer. The holders of the Preferred Stock will gain voting rights by exchanging their shares of Preferred Stock for Common Stock.

      5. The consummation of the Exchange Offer will eliminate or substantially reduce the number of outstanding shares of Preferred Stock and, depending on the number of shares of Preferred Stock outstanding following the consummation of the Exchange Offer, may enhance the Company's ability to obtain a waiver under the Credit Agreement to permit the Company to cure Preferred Stock dividend arrearages or redeem for cash the remaining shares of Preferred Stock. See " - Certain Effects on Non-Tendering Holders."

      Subject to the terms of the Credit Agreement, the Company may in the future purchase shares of Common Stock or Preferred Stock in the open market, in private transactions, through tender offers or otherwise. However, Rule 13e-4 under the Exchange Act prohibits the Company from making any purchases of shares of Common Stock or Preferred Stock until 10 business days after the Expiration Date, other than pursuant to the Exchange Offer. Any share purchases the Company may choose to make may be on the same terms as, or on terms more or less favorable to shareholders than, the terms of the Exchange Offer. Any possible future purchases by the Company will depend on numerous factors, including the market price of the shares, the results of the Exchange Offer, the Company's business and financial condition and general economic and market conditions.

      The maximum number of shares of Common Stock offered for exchange by the Company in the Exchange Offer represents approximately 16% of the shares of Common Stock which would be outstanding after giving effect to the issuance of Common Stock in the Exchange Offer and assuming the exercise of all outstanding Common Stock Equivalents.

      Certain Effects on Non-Tendering Holders

      Under the terms of the Certificate of Designation, the Company, at its option, may redeem for cash the Preferred Stock, in whole or in part at any time, at a price equal to the liquidation preference of the Preferred Stock of $8 per share, plus any unpaid dividends at the time of redemption (the "Liquidation Preference Amount"), or 110% of fair value per share (as determined by the Board of Directors of the Company) of the Preferred Stock, plus any unpaid dividends at the time of redemption (the "Fair Value Amount"), which may be less than the Liquidation Preference Amount. See "Description of Preferred Stock."

      If the number of shares of Preferred Stock remaining outstanding following the consummation of the Exchange Offer is sufficiently reduced, the Company may seek to obtain a waiver under the Credit Agreement to permit a cash redemption of the Preferred Stock. Although the Board of Directors has not determined the Fair Value Amount, it could not exceed the Liquidation Preference Amount and it is likely that it would be less than the Liquidation Preference Amount. In determining the Fair Value Amount, the Board would likely take into account, among other factors, the terms of the Preferred Stock under the Certificate of Designation, including: (i) the fact that the Company has no obligation to redeem the Preferred Stock and the Preferred Stock may remain outstanding indefinitely, (ii) the facts that the Company has no obligation to pay cash dividends on the Preferred Stock if prohibited by its financing agreements, the Company is prohibited until April 2002 from paying cash dividends under the terms of the Credit Agreement, and any other financing agreement entered into thereafter or earlier to refinance the Credit Agreement is likely to prohibit the payment of cash dividends; (iii) the fact that, although unpaid dividends cumulate, they cumulate without interest; and (iv) the fact that the Certificate of Designation does not impose any restrictions on the incurrence of additional indebtedness by the Company. See "Description of Preferred Stock". A determination to redeem the Preferred Stock following the consummation of the Exchange Offer will depend upon a number of factors, including, but not limited to, the ability of the Company to obtain a waiver of the prohibition on redemptions contained in the Credit Agreement, the number of shares of Preferred Stock to be redeemed, the financial condition and prospects of the Company, alternative uses for cash otherwise available to pay for a redemption and the impact of the use of cash to redeem the Preferred Stock on the Company's ability to achieve its long-term growth strategies. See "Business -- Acquisitions."

      The Preferred Stock is currently registered under the Exchange Act. Under applicable law, if the Exchange Offer is consummated the Company could apply to the Commission to terminate the registration of Preferred Stock under the Exchange Act if shares of Preferred Stock are not held by more than 300 holders of record. As of the date of this Offering Circular, there are 530 record holders of the Preferred Stock, and the Company believes that, as a result of the consummation of the Exchange Offer, the Company may be permitted to terminate the registration of the Preferred Stock.

      Shares of Common Stock issued for exchange in the Exchange Offer will be registered under the Exchange Act.

      The Preferred Stock has no voting rights, except that, if, at any time, dividends on the Preferred Stock are not paid for six quarters, the Company's Board of Directors will be increased by one-third (but not less than two directors) and the holders of the Preferred Stock will be entitled to elect the directors to fill such newly created directorships. In addition, the affirmative vote of the holders of at least a majority of the outstanding shares of Preferred Stock, voting as a class, is required for the authorization of changes, by amendment to the Company's Certificate of Incorporation or otherwise, to the terms and provisions of the Preferred Stock so as to adversely affect the rights and preferences of the Preferred Stock. See "Description of Capital Stock."

NO RECOMMENDATION BY BOARD OF DIRECTORS

      The Board of Directors of the Company has approved the Exchange Offer. However, neither the Company nor its Board of Directors makes any recommendation to shareholders as to whether to tender or refrain from tendering their shares. Each shareholder must make the decision whether to tender shares and, if so, how many shares. Mr. Bershad abstained in the vote by the Board of Directors in determining the amount of the Exchange Consideration.

                   PRO FORMA UNAUDITED FINANCIAL INFORMATION


      The Pro Forma Unaudited Condensed Consolidated Statements of Operations for the years ended December 31, 1996 and 1995 and the nine months ended September 30, 1996 are based on the historical financial statements of the Company and have been prepared to give effect to the Exchange Offer as if it had been consummated on January 1, 1995. The Pro Forma Unaudited Condensed Consolidated Balance Sheets as of December 31, 1996 and September 30, 1996 are based on historical financial statements of the Company and have been prepared to give effect to the Exchange Offer as if it had become effective December 31, 1996 and September 30, 1996, respectively. The historical financial statements for the year ended December 31, 1996, from which the pro forma financial information for that period has been derived, are preliminary and subject to audit. The audited financial statements for that period are expected to be available by the end of March, 1997. The adjustments giving effect to the Exchange Offer assume that holders of 50% of the outstanding Preferred Stock elect to exchange each share of their Preferred Stock for 0.75 of a share of Common Stock. The pro forma financial information does not purport to be indicative of the results which would actually have been obtained had such transactions been completed as of the assumed dates and for the periods presented or which may be obtained in the future and should be read in conjunction with the Consolidated Financial Statements of the Company and the related notes appearing in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (the "Company 1995 Form 10-K"), attached as Exhibit A to this Offering Circular, and the Company's Quarterly Report on Form 10-Q/A-1, for the quarter ended September 30, 1996 (the "Company September 30, 1996 Form 10-Q"), attached as Exhibit B to this Offering Circular.

           PRO FORMA UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                              December 31, 1996                  September 30, 1996
                                                         ----------------------------        ---------------------------
                                                                     Pro Forma                           Pro Forma
                                                         Historical  Adjustment  Pro Forma  Historical  Adjustment  Pro Forma
                                                         ----------  ----------  ---------  ----------  ----------  ---------

CURRENT ASSETS:
                                                                            ASSETS
Cash
                                                          $ 2,691                $ 2,691      $ 5,677                  $ 5,677
Accounts receivable - net
                                                           13,801                 13,801       13,269                   13,269
Inventories - net
                                                           24,454                 24,454       23,533                   23,533
Other current assets
                                                              556                    556          710                      710
                                                          --------  --------     --------     --------     -------     --------
    TOTAL CURRENT ASSETS                                   41,502                 41,502       43,189                   43,189

PROPERTY, PLANT AND EQUIPMENT - net                        13,456                 13,456       12,666                   12,666

EXCESS OF COST OVER NET ASSETS ACQUIRED - net               6,415                  6,415        6,466                    6,466

NET ASSETS HELD FOR DISPOSAL                                    -                      -       10,721                   10,721

OTHER ASSET                                                   506                    506          499                      499
                                                           --------  --------     -------     -------      -------     -------

    TOTAL ASSETS                                           $61,879                $61,879     $73,541                  $73,541
                                                           ========  ========     =======     =======      =======     =======



                         LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:

Accounts payable                                            $ 6,881   $    50 (b)  $ 6,931     $ 7,303      $    50 (b)  $ 7,353
Accrued expenses and other
   liabilities                                                6,751                  6,751       8,504                     8,504
Current portion of long-term debt
   and capital lease obligations                              2,682                  2,682       3,889                     3,889
                                                            --------  --------     --------    --------     -------      --------


    TOTAL CURRENT LIABILITIES                                16,314       50        16,364      19,696           50       19,746

LONG-TERM DEBT & CAPITAL LEASES, less current portion        23,473                 23,473      33,715                    33,715

OTHER LONG-TERM LIABILITIES                                   2,505                  2,505       2,314                     2,314


DEFERRED INCOME                                                 387                    387         420                       420

SHARESHOLDER'S EQUITY:

$1.20 Cumulative Exchangeable
Redeemable Preferred Stock
  Preferred Stock ($8 Per Share Liquidation Value)            5,909    (2,955) (a)   2,954       5,909       (2,955)(a)    2,954
Common Stock                                                     26         3  (a)      29          26            3 (a)       29
Capital in Excess of Par                                     10,673     2,952  (a)  13,575       9,915        2,952 (a)   12,817
                                                                          (50) (b)                              (50)(b)
Retained Earnings                                             2,592                  2,592       1,546                     1,546
                                                            --------  --------     --------    --------      -------     --------

  TOTAL COMMON SHAREHOLDERS' EQUITY                          13,291     2,905       16,196      11,487         2,905      14,392
                                                            --------   --------     --------   --------      -------     -------
  TOTAL SHAREHOLDERS' EQUITY                                 19,200       (50)      19,150      17,396           (50)     17,346
                                                            --------  --------     --------    --------      -------     --------

  TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                $61,879   $      -     $61,879     $73,541       $     -     $73,541
                                                            ========  ========     ========    ========      =======     ========
BOOK VALUE PER COMMON SHARE                                 $  4.66                $  5.33     $  4.11                   $  4.80
                                                            ========               ========    ========                  ========


       PRO FORMA UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                            Preliminary                                                        Nine Months
                                   Year Ended December 31, 1996      Year Ended December 31, 1995       Ended September 30, 1996
                                 -------------------------------- -------------------------------- ------------------------------
                                            Pro Forma                         Pro Forma                        Pro Forma
                                 Historical Adjustments Pro Forma Historical Adjustments Pro Forma Historical Adjustments Pro Forma
                                 ---------- ----------- --------- ---------- ----------- --------- ---------- ----------- ---------
NET SALES                        $91,301               $91,301     $65,213                $65,213     $64,778               $64,778

Cost of sales
                                  67,483                67,483      47,973                 47,973      48,011                48,011
Selling, general and
administrative expenses           16,501                16,501      13,336                 13,336      11,932                11,932
Amortization of intangible
assets                               210                   210         209                    209         157                   157
                                 -------- ---------   ---------    -------- ---------    ---------    -------- ---------   ---------

OPERATING INCOME                   7,107                 7,107       3,695                  3,695       4,678                 4,678

Interest expense                   2,343  $    5 (c)    2,348       1,994  $     6 (c)     2,000       1,657   $    4 (c)    1,661
Other expense (income)                18                   18         252                    252          (4)                   (4)
                                 -------- ---------   ---------    -------- ---------    ---------    -------- ---------   ---------

INCOME FROM OPERATIONS BEFORE
  TAXES AND EXTRAORDINARY ITEM     4,746       (5)       4,741       1,449       (6)        1,443       3,025       (4)       3,021
Charge in lieu of taxes            1,891       (2)(d)    1,889         565       (2)(d)       563       1,216       (2)(d)    1,214
                                 -------- ---------   ---------    -------- ---------    ---------    -------- ---------   ---------

INCOME FROM OPERATIONS BEFORE
   EXTRAORDINARY ITEM              2,855       (3)       2,852         884       (4)          880       1,809       (2)       1,807

Extraordinary loss on early
extinguishment of debt, net
 of tax benefit                     (173)                 (173)          -                      -       (173)                  (173)
                                 -------- ---------   ---------    -------- ---------    ---------    -------- ---------   ---------
NET INCOME                         2,682       (3)       2,679         884       (4)          880       1,636       (2)       1,634

Preferred dividends                  847     (424) (e)     423         574     (287)(e)       287         626     (313) (e)     313
                                 -------- ---------   ---------    -------- ---------    ---------    -------- ---------   ---------
INCOME APPLICABLE TO COMMON
  SHAREHOLDERS'                  $ 1,835   $   421     $ 2,256     $   310  $    283     $    593     $ 1,010  $    311     $ 1,321
                                 ======== =========   =========    ======== =========    =========    ======== =========   ========


Net Income per common share:
  Earnings before extraordinary
      charge                     $  0.74               $  0.83     $  0.12               $   0.21     $  0.44               $  0.51
  Extraordinary charge             (0.06)                (0.06)          -                      -       (0.06)                (0.06)
                                 --------             ---------    --------              ---------    --------             ---------
  Total                          $  0.68               $  0.77     $  0.12               $   0.21     $  0.38               $  0.45
                                 ========             =========    ========              =========    ========             =========

Weighted average common
  shares outstanding:              2,692       252       2,944       2,511       252        2,763       2,663       252       2,915
                                 ======== =========   =========    ======== =========    =========    ======== =========   =========

                                       11

NOTES TO PRO FORMA UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------

(a) Assumes that holders of 50% of the outstanding shares of Preferred Stock elect to exchange each share of their Preferred Stock for 0.75 of a share of Common Stock. The effect of these assumptions is that Pro Forma earnings per share would be $.77 and $.21, compared to historical earnings per share of $.68 and $.12, for the years ended December 31, 1996 and 1995, respectively. For the nine months ended September 30, 1996, pro forma earnings per share would be $.45, compared to historical earnings per share of $.38.

    The assumptions used in the pro forma calculations represent the midpoint in the range of potential scenarios as to the percentage of Preferred Stock exchanged for Common Stock. Assuming that all of the holders of the outstanding Preferred Stock elect to exchange each of their shares of Preferred Stock for 0.75 of a share of the Company's Common Stock, pro forma earnings per share would be $.84 and $.29, for the years ended December 31, 1996 and 1995, respectively. For the nine months ended September 30, 1996, pro forma earnings per share would be $.52. Stephen W. Bershad, Chairman and Chief Executive Officer of the Company, has advised the Company that he intends to exchange all of his 149,041 shares of Preferred Stock for Common Stock at the exchange rate noted above. Assuming that no Preferred Stock shareholders, other than Mr. Bershad, elect to exchange their Preferred Stock, pro forma earnings per share would be $.71 and $.16, for the years ended December 31, 1996 and 1995, respectively. For the nine months ended September 30, 1996, pro forma earnings per share would be $.41.

(b) Assumes the incurrence of $50,000 in costs relating to the exchange transaction.

(c) Amount represents the additional interest expense to be incurred on the funds borrowed to pay the $50,000 of transaction costs noted in (b) above.

(d) Amount represents the tax benefit on the incremental interest expense noted in (c) above.

(e) Amount represents the elimination of dividends on the Preferred Stock exchanged for Common Stock pursuant to the assumptions noted in (a) above.

                      SELECTED CONSOLIDATED FINANCIAL DATA

      The following table sets forth selected consolidated financial data concerning the Company and its subsidiaries for the fiscal years ended December 31, 1996, 1995, 1994 and 1993 and the nine months ended September 30, 1996 and 1995. This selected financial data should be read in conjunction with the Company's consolidated financial statements and the notes thereto appearing in the Company 1995 Form 10-K and the Company September 30, 1996 Form 10-Q attached hereto. The data under the captions "Operating Data" and "Balance Sheet Data" for the fiscal years ended December 31, 1995, 1994 and 1993 have been derived from consolidated financial statements for those years which have been audited by Arthur Andersen LLP, independent auditors. The data for the quarters ended September 30, 1996 and 1995 are unaudited but, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. The historical financial statements for the year ended December 31, 1996, from which the selected financial data for that period has been derived, are preliminary and subject to audit. The audited financial statements are expected to be available by the end of March, 1997. See "Business - Acquisitions."




                                                         Years Ended December 31,           Nine Months Ended
                                                  ---------------------------------------   -------------------
                                                    1996      1995      1994      1993        1996      1995
                                                  --------- --------- --------- ---------   --------- ---------
OPERATING DATA:

Net sales                                          $91,301  $65,213    $62,132  $58,649     $64,778    $49,383
Income (loss) from continuing operations
  before taxes and extraordinary item (1)            4,746    1,449         44   (3,856)      3,025      1,240
Income (loss) from discontinued operations                              (2,202)    (670)
Extraordinary gain (charge)                           (173)              5,856                 (173)
Net income (loss)                                    2,682      884      3,681   (4,526)      1,636        756
Preferred stock dividends (2)                          847      574        355      375         626        417
Net income (loss) applied to common
  shareholders' equity                               1,835      310      3,326   (4,901)      1,010        339

Net income (loss) per share:
  Continuing operations                            $  0.74  $  0.12     $(0.20)  $(4.08)    $  0.44    $  0.14
  Discontinued operations                                                (1.30)   (0.65)
  Extraordinary item                                 (0.06)               3.45                (0.06)
                                                  --------- --------- --------- ---------   --------- ---------
  Total                                            $  0.68  $  0.12     $ 1.95   $(4.73)    $  0.38    $  0.14
                                                  ========= ========= ========= =========   ========= =========

BALANCE SHEET DATA:

Cash                                               $ 2,691  $    91    $    27  $   103     $ 5,677   $     81
Working capital (3)                                 25,188   14,334     11,538   15,473      23,493     13,811
Total assets                                        61,879   40,485     42,197   47,261      73,541     40,272
Total assets less excess of cost over
  net assets acquired                               55,464   33,861     35,365   40,220      67,075     33,596
Total debt                                          26,155   11,513     12,363   26,470      37,604     11,045
Shareholders' equity                                19,200   14,745     13,269    5,076      17,396     14,564

OTHER DATA:

EBITDA (4)                                         $ 9,816  $ 5,065    $ 5,365  $ 3,621     $ 6,643   $  3,953
Ratio of EBITDA to Interest                           4.19     2.54       2.37     1.49        4.01       2.58

NOTES TO SELECTED CONSOLIDATED FINANCIAL DATA
---------------------------------------------

(1) Income from continuing operations before taxes for the years ended December 31, 1994 and 1993 reflect restructuring/inventory writedown charges of $1,315,000 and $3,500,000, respectively, related to the Company's Motion Control group. See Note 8 to the Company's 1995 financial statements appearing in the Company 1995 Form 10-K attached hereto. No such charges were incurred during the years ended December 31, 1996 and 1995 or during the nine month periods ended September 30, 1996 and 1995.

(2) From August, 1991 through February 22, 1996, when the right to pay dividends in additional shares of Preferred Stock expired, the Company paid quarterly dividends on the Preferred Stock in additional shares at an annual rate of 15% based on the shares outstanding. Since February 22, 1996, the Company has not declared or paid any dividends on the Preferred Stock. The amount of unpaid dividends at December 31, 1996 was $1.02 per share. No dividends have been paid on Common Stock. The Credit Agreement prohibits the payment of cash dividends.

(3) Net of the current portion of long-term debt of $2,682,000, $466,000, $442,000 and $1,200,000 at December 31, 1996, 1995, 1994 and 1993,
    respectively, and of $3,889,000 and $466,000 at September 30, 1996 and 1995, respectively.

(4) EBITDA is income from continuing operations before interest, taxes, depreciation and amortization. EBITDA and the ratio of EBITDA to Interest are presented because together they are a widely accepted financial indicator of a Company's ability to incur and service debt. For purposes of such calculations, restructuring/inventory charges relating to the Company's Motion Control group (See Note (1) above) have been excluded due to their unusual nature. EBITDA should not be considered either in isolation from, or as an alternative to, GAAP operating income (or cash flow), as an indicator of operating performance.

                                    BUSINESS

GENERAL

      The Company is a leading supplier of precision optical and positioning components and sub-systems. The Company also manufactures and distributes electrical connectors, precision bearings and other precision components. The Company's businesses are organized into two product groups: the Motion Control Group and the Industrial Components Group.

MOTION CONTROL GROUP

      The Motion Control Group designs and produces precision optical and positioning components and subsystems. The Company believes that the Group offers one of the broadest range of electromechanical components in the motion control industry. The Group operates through the Vernitron division and two subsidiaries of the Company, Speedring Systems, Inc. and Speedring, Inc.

      The Group's Vernitron division designs and manufactures a wide range of motors, position and speed feedback devices and pressure sensors, including actuators, scanners, direct drive DC torque motors, DC servo motors, AC synchronous motors, and rotary and linear feed back devices, such as resolvers, optical encoders, potentiometers and pressure sensors. The divisions' products are sold for use in industrial, medical, commercial, instrumentation and aerospace applications. The division's products are designed and manufactured in San Diego, California and St. Petersburg, Florida.

      Speedring Systems, Inc. designs and manufactures high performance airbearing scanners, for use in high-end pre-press image setting machines, semiconductor inspection equipment and military night vision systems, and high precision mirrors, for use in defense and space applications. Speedring Systems' products are designed and manufactured in Rochester Hills, Michigan.

      Speedring Inc. precision machines beryllium alloy and other exotic material components, for use in commercial satellite and military applications, and airbearings, for use in airbearing scanners and military guidance applications. Speedring Inc.'s operations are located in Cullman, Alabama.

INDUSTRIAL COMPONENTS GROUP

      The Industrial Components Group's Beau Interconnect Systems division manufactures electrical and electronic terminal blocks and connector products through Beau Interconnect Systems. The Group's AST Bearings division distributes and services precision miniature ball bearings through AST Bearings.

      Beau Interconnect Systems designs and manufactures safety agency (e.g., UL) approved barrier terminal blocks from signal level to 50 ampere capacity. These products are used in a broad range of applications, such as industrial controls and automation, HVAC, security, power supplies and telecommunications. Beau also produces power connectors for frequent connect and disconnect applications, such as vending machines, coin changers and traffic controls. Beau's products are produced in an ISO 9001 facility located in Gilford, New Hampshire.

      AST Bearings distributes precision miniature ball bearings from three warehouses: Montville, New Jersey; Irvine, California; and Dallas, Texas. AST sells to original equipment manufacturers in a variety of industrial and commercial industries, such as machine tools, office automation and semiconductor processing equipment. In addition, AST sells to other distributors which service the maintenance, repair and operation marketplace. The Company believes that AST's sales channels, product knowledge, exclusive product sources and applications engineering experience differentiates it from its competitors. The Company believes that AST is the largest distributor of precision, miniature ball bearings in the United States.

ACQUISITIONS

      It is the Company's policy to grow through internally generated growth of the Company's existing operations and acquisitions of businesses in similar and related product lines, and the Company has pursued and intends to continue to pursue acquisitions as a component of its growth strategy. No assurance can be given that suitable acquisition candidates can be identified, purchased and financed on acceptable terms, or that future acquisitions, if completed, will be successful. The success of any completed acquisition will depend on the Company's ability to integrate effectively the acquired businesses into the Company, among other factors. The process of integrating acquired businesses may involve unforeseen difficulties and may require a disproportionate amount of management attention and Company resources.

      On April 25, 1996, the Company acquired all of the outstanding capital stock of Precision Aerotech, Inc. ("PAI"), the immediate parent company of Speedring Systems, Inc. and Speedring, Inc. On October 1, 1996, Speedring, Inc. acquired substantially all of the assets of Lockheed Martin Beryllium Corporation ("LMBC") and consolidated its operations at Speedring, Inc.'s facility in Cullman, Alabama. On December 11, 1996, the Company sold L&S Machine Co., Inc. ("L&S"), a wholly owned subsidiary of PAI, because it did not fit the Company's long-term strategy of expanding its position in the precision optical scanning and positioning markets.

      The aggregate consideration paid for PAI was approximately $17,000,000. The Company sold L&S for a sales price of approximately $13,300,000, subject to a post-closing adjustment. The sales price included the assumption of approximately $1,800,000 in long-term capitalized leases. Cash proceeds of approximately $11,500,000 were used to pre-pay indebtedness under the Credit Agreement.

      The acquisition of PAI on April 25, 1996 was accounted for under the purchase method of accounting, and, accordingly, the results of operations and the purchase consideration paid for PAI have been included in the Company's consolidated financial statements since the date of acquisition. See note 3 and the other provisions of the Company September 30, 1996 Form 10-Q. L&S was accounted for as a net asset held for disposal as of the PAI acquisition date. The acquisition of LMBC was accounted for under the purchase method of accounting.

      See also Item 1 of the Company 1995 Form 10-K.


                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      For Management's Discussion and Analysis of Financial Condition and Results of Operations for the years ended December 31, 1995 and 1994 and the quarter and nine month periods ended September 30, 1996 and September 30, 1995, see Item 7 of the Company 1995 Form 10-K and Item 2 of the Company September 30, 1996 Form 10-Q attached hereto. The increase in sales, operating income and net income in the fourth quarter and year ended December 31, 1996, over the results of operations reported for the fourth quarter and year ended December 31, 1995 are attributable to substantially the same factors described in Management's Discussion and Analysis of Financial Condition and Results of Operations for the quarter and nine month periods ended September 30, 1996 and September 30, 1995.


                                   PROPERTIES

      For a description of certain of the properties of the Company and its subsidiaries, see Item 2 of the Company 1995 10-K attached hereto. Speedring Systems leases a 29,000 square foot facility under a lease expiring in 1999 at an annual rate of $249,504, subject to annual adjustments for changes in the consumer price index. The lease contains three five-year renewal options at fair market value. Speedring Inc. operates in a 100,000 square foot facility which it owns. The Company believes that the current facilities of all of its operations are sufficient to accommodate projected growth in the near term and that additional facilities will be available as needed.


                               LEGAL PROCEEDINGS

      The Company is a defendant in various lawsuits, none of which is expected to have a material adverse affect on the Company's financial position, liquidity or results of operations.

                                   MANAGEMENT

      For information concerning management of the Company, see Part III of the Company 1995 Form 10K attached.


                              THE EXCHANGE OFFER

THE EXCHANGE OFFER

      Upon the terms and subject to the conditions set forth in this Offering Circular and in the accompanying Letter of Transmittal, the Company is offering in the Exchange Offer to issue 0.75 shares of Common Stock, $.01 par value of share, of the Company for each outstanding share of $1.20 Cumulative Exchangeable Redeemable Preferred Stock of the Company (the "Preferred Stock").

      This Offering Circular and the Letter of Transmittal are first being mailed to holders on or about February 14, 1997.

GENERAL

      As of the date of this Offering Circular, February 13, 1997, a total of 738,584 shares of Preferred Stock are outstanding.

      The Company shall be deemed to have accepted validly tendered Preferred Stock in the Exchange Offer when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for tendering holders of Preferred Stock for the purpose of receiving the Common Stock from the Company.

      The Common Stock will be delivered in exchange for Preferred Stock accepted in the Exchange Offer promptly after acceptance on the Expiration Date. The Company's obligation to accept Preferred Stock for exchange is subject to the satisfaction of the conditions set forth below under "--Conditions."

      Holders of Preferred Stock who tender in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Preferred Stock for Common Stock pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

      The term "Expiration Date" shall mean 5:00 p.m., New York City time, on Monday, March 17, 1997, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the time on the last date to which the Exchange Offer is extended. References herein to the "last Expiration Date" shall refer to the time on the last date to which the Exchange Offer is extended.

      In order to extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Company is extending the Exchange Offer for a specified period or on a daily basis.

      The Company expressly reserves the right, in its sole discretion, at any time and from time to time, to (i) delay accepting any Preferred Stock, to extend the Exchange Offer or to terminate the Exchange Offer and not accept Preferred Stock not previously accepted if any of the conditions set forth herein under " -- Conditions" shall exist or shall have occurred and shall not have been waived or satisfied by the Company, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) waive any such condition or amend the terms of the Exchange Offer in any respect. Any such delay in acceptance, extension, termination, amendment or waiver will be followed as promptly as practicable by public announcement thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose each amendment in a manner reasonably calculated to inform the holders of such amendment and the Company will extend each such amended Exchange Offer for a period which the Company in its discretion deems appropriate, depending upon the significance of the amendment and the manner of disclosure to holders of the Preferred Stock, if such amended Exchange Offer would otherwise expire during such period. Any such extension shall be in compliance with the applicable rules and regulations of the Securities and Exchange Commission (the "Commission").

      Subject to applicable law (including Rule 13e-4(e)(2) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which requires that material changes be promptly disseminated to holders in a manner reasonably calculated to inform them of such change) and without limiting the manner in which the Company may choose to make a public announcement, if any, of any extension, amendment, waiver or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

      If, prior to the Expiration Date, the Purchaser should decide to decrease the number of shares of Preferred Stock being sought or to increase or decrease the consideration being offered in the Exchange Offer and, at the time notice of any such decrease in the number of shares of Preferred Stock being sought or of such decrease or increase in the consideration being offered is first published, sent or given to holders of such shares, the Exchange Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Exchange Offer will be extended at least until the expiration of such ten business day period. For purposes of the Exchange Offer, a "business day" means any day, other than a Saturday, Sunday or federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

DIVIDENDS ON PREFERRED STOCK

      Holders of shares of Preferred Stock accepted for exchange will not receive any separate payment in respect of dividends unpaid subsequent to February 22, 1997 (the date the last dividend payable on the Preferred Stock was paid), on shares of Preferred Stock tendered and accepted for exchange. As of the date of this Offering Circular, the amount of unpaid dividends on shares of Preferred Stock is $1.19 per share.

HOW TO TENDER IN THE EXCHANGE OFFER

      A holder electing to tender Preferred Stock in the Exchange Offer should either (i) complete and sign the Letter of Transmittal or a facsimile thereof and mail or otherwise deliver the completed Letter of Transmittal, or such facsimile, together with certificates for shares of Preferred Stock, and any other required documents to the Exchange Agent at one of its addresses set forth on the back cover page of this Offering Circular or effect the tender of Preferred Stock pursuant to the procedure for book-entry transfer as set forth below, or (ii) request his broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him.

      The term "holder" with respect to the Preferred Stock means any person in whose name shares of Preferred Stock are registered on the books of the Company or any other person who has obtained a properly completed stock power from the registered holder.

      In order for a tender of Preferred Stock to constitute a valid tender, holders should complete and deliver the Letter of Transmittal to the Exchange Agent on or prior to the Expiration Date.

TENDERS -- GENERAL

      The tender by a holder of Preferred Stock pursuant to one of the procedures set forth herein will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

      The method of delivery of the Preferred Stock and Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of each holder. Except as otherwise provided herein, such delivery will be deemed made only when actually received by the Exchange Agent. INSTEAD OF EFFECTING DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO DOCUMENTS SHOULD BE SENT TO THE COMPANY OR THE TRANSFER AGENT FOR THE PREFERRED STOCK.

      The Exchange Agent will make a request promptly after the date of this Offering Circular to establish accounts with respect to the Preferred Stock at the Depository Trust Company ("DTC"), and the Philadelphia Depository Trust Company ("PHILADEP", and together with DTC, collectively referred to as the "Book Entry Transfer Facilities") for the purpose of facilitating the Exchange Offer. Any financial institution that is a participant in any of the Book Entry Transfer Facilities systems may make book entry delivery of the Preferred Stock by causing DTC or PHILADEP to transfer such Preferred Stock into the Exchange Agent's account in accordance with such Book Entry Transfer Facility's procedure for such transfer. Although delivery of Preferred Stock may be effected through book entry transfer into the Exchange Agent's account at DTC or PHILADEP, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the Exchange Agent at one of its addresses at set forth on the back cover of this Offering Circular prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO A BOOK ENTRY TRANSFER FACILITY IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

      Any beneficial holder whose shares of Preferred Stock are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Preferred Stock should contact such registered holder promptly and instruct such registered holder to tender Preferred Stock on his behalf. If such beneficial holder wishes to tender Preferred Stock on his own behalf, such beneficial holder must either make appropriate arrangements to register ownership of the Preferred Stock in such holder's name or obtain a properly completed stock power from the registered holder reflecting the change in ownership. The transfer of record ownership of Preferred Stock may take considerable time and, depending on when such transfer is requested, may not be accomplished prior to the Expiration Date.

      Signatures on each Letter of Transmittal must be guaranteed unless the shares of Preferred Stock delivered pursuant thereto are delivered (i) by a registered holder of Preferred Stock who has not completed the boxes on the Letter of Transmittal entitled "Special Issuance and Delivery Instructions" or
(ii) for the account of an Eligible Institution (as defined below). In the event that signatures are required to be guaranteed, such guarantees must be by a firm that is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office in the United States (an "Eligible Institution").

      If the Letter of Transmittal is signed by a person other than the registered holder, such certificate(s) must be endorsed or accompanied by appropriate stock powers bearing the signature of the registered holder or holders exactly as the name or names appeared on the certificate(s).

      If the Letter of Transmittal or any other certificates, stock powers or proxies are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted.

      All questions as to the validity, form, eligibility (including time of receipt), acceptance, withdrawal and revocation of tendered Preferred Stock will be resolved by the Company, whose determination will be final and binding. The Company reserves the absolute right to reject any and all tenders and withdrawals of Preferred Stock that are not in proper form or the acceptance of which would, in the opinion of the Company or counsel for the Company, be unlawful. The Company also reserves the right to waive any irregularities or conditions of tender as to particular shares of Preferred Stock. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding. Unless waived, any irregularities in connection with tenders and withdrawals of Preferred Stock must be cured within such time as the Company shall determine. Neither the Company nor the Exchange Agent shall be under any duty to give notification of defects in such tenders, withdrawals, deliveries or revocations or shall incur any liability for failure to give such notification. Tenders and withdrawals of Preferred Stock will not be deemed to have been made until such irregularities have been cured or waived. Any shares of Preferred Stock received by the Exchange Agent that are not properly tendered or delivered and as to which the irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders of Preferred Stock unless otherwise provided in the Letter of Transmittal as soon as practicable following the Expiration Date.

      Although it does not expect to do so, in the event the Company should increase the consideration offered for the Preferred Stock in the Exchange Offer, such increased consideration will be paid to all holders whose shares of Preferred Stock are accepted in the Exchange Offer, including those shares of Preferred Stock tendered before the announcement of the increase.

GUARANTEED DELIVERY PROCEDURES

      If a holder of Preferred Stock desires to tender shares of Preferred Stock and the certificate(s) representing such shares are not immediately available, or time will not permit such holder's certificate(s) or other required documents to reach the Exchange Agent before 5:00 p.m., New York City time, on the Expiration Date, or if such holder cannot complete the procedure for book-entry transfer on a timely basis, a tender may be effected if:

      (a) the tender is made through an Eligible Institution; and

      (b) prior to 5:00 p.m., New York City time on the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by telegram, telex, facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of Preferred Stock and the number of shares of Preferred Stock to be delivered, stating that the delivery is being made thereby and guaranteeing that within five New York Stock Exchange trading days after the Expiration Date, the certificate(s) representing the Preferred Stock, the Letter of Transmittal and any other documents required thereby will be deposited by the Eligible Institution with the Exchange Agent; and

      (c) the certificate(s) for all tendered Preferred Stock, or a confirmation of a book entry transfer of such Preferred Stock into the Exchange Agent's applicable account at a Book-Entry Transfer Facility as described above, the Letter of Transmittal, and all other documents required thereby are received by Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

WITHDRAWAL OF TENDERS

      Tenders of shares of Preferred Stock may be withdrawn at any time until the Expiration Date and, if not otherwise accepted for exchange by the Company, at any time after April 11, 1997.

      Any holder of Preferred Stock who has tendered Preferred Stock or who succeeds to the record ownership of Preferred Stock in respect of which such tender previously had been given, may withdraw such Preferred Stock by delivery of a written notice of withdrawal. To be effective, a written or facsimile transmission notice of withdrawal must (i) be timely received by the Exchange Agent at one of its addresses specified on the back cover of this Offering Circular before the Expiration Date, (ii) specify the name of the registered holder of the shares of Preferred Stock to be withdrawn, (iii) contain the certificate number(s) shown on the particular certificate(s) evidencing the shares of Preferred Stock to be withdrawn and the number of shares of Preferred Stock to be withdrawn, and (iv) be signed by the registered holder of such Preferred Stock in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the transfer agent for the Preferred Stock register the transfer of such Preferred Stock into the name of the person withdrawing Preferred Stock. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution unless such shares of Preferred Stock have been tendered (i) by a registered holder of Preferred Stock who has not completed the boxes on the Letter of Transmittal entitled "Special Issuance and Delivery Instructions" or (ii) for the account of an Eligible Institution. If the shares of Preferred Stock to be withdrawn have been delivered or otherwise identified to the Exchange Agent, a signed notice of withdrawal is effective immediately upon receipt of written or facsimile transmission notice of withdrawal even if physical release is not yet effected.

      Any shares of Preferred Stock which have been tendered for exchange but which are not exchanged will be returned to the holder thereof without cost to such holder as soon as practicable following the Expiration Date. Properly withdrawn shares of Preferred Stock may be retendered at any time prior to the Expiration Date by following one of the procedures described under "--How to Tender in the Exchange Offer."

FRACTIONAL SHARES

      Tendering record holders of shares of Preferred Stock whose shares are accepted for exchange will not receive fractional shares of Common Stock but instead will receive a cash payment in lieu thereof equal to each such holder's proportionate interest in the net proceeds (following the deduction of applicable transaction costs) from the sale by the Exchange Agent, on behalf of such holders, of shares of Common Stock, or, at the option of the Company, cash provided by the Company, representing the aggregate of such fractional shares of Common Stock reasonably promptly after the expiration of the Exchange Offer. No interest will be paid on cash payments made to tendering record holders of Preferred Stock in lieu of fractional shares of Common Stock. The treatment of any fractional shares of Common Stock to which beneficial owners may otherwise be entitled will depend on the arrangements between such beneficial owners and the nominee record holder of such shares, and neither the Company nor the Exchange Agent will have involvement with such arrangements. In light of the amount of the Exchange Consideration, many beneficial owners will be subject to the particular arrangements between such beneficial owners and the nominee record holders of such shares. Based upon the number of shares of Common Stock currently outstanding and issuable in the Exchange Offer and trading volumes, the Company does not believe that Common Stock trading volumes or prices will be materially affected by the implementation of such fractional share arrangements.

CONDITIONS

      Notwithstanding any other provisions of the Exchange Offer, the Company shall not be required to accept for exchange or exchange shares of Preferred Stock tendered pursuant to the Exchange Offer, and may terminate or amend the Exchange Offer and may postpone the acceptance for exchange of, and exchange of, shares of Preferred Stock tendered, if any time on or after the date of this Offering Circular and prior to the acceptance for exchange of any shares of Preferred Stock, any of the following conditions shall occur:

         (a) there shall have been instituted, pending or threatened any action or proceeding before any court or governmental, administrative or regulatory authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, materially delay or otherwise directly or indirectly restrain or prohibit or make materially more costly the Exchange Offer, or the acceptance for exchange of, or exchange of, any shares of Preferred Stock by the Company, or seeking to obtain material damages in connection with any transaction contemplated by the Exchange Offer, (ii) seeking to impose or confirm limitations on the ability of any stockholder of the Company or any affiliate of any stockholder of the Company to exercise effectively full rights of ownership of any shares of Common Stock or Preferred Stock; (iii) seeking to require divestiture by any stockholder of the Company or any affiliate of any stockholder of the Company of any shares of Common Stock or Preferred Stock; or (iv) that otherwise is or is reasonably likely to be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities or prospects of the Company and its subsidiaries taken as a whole;

         (b) there shall have been any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, entered, enforced, promulgated, amended, issued or deemed applicable to (i) the Company or any subsidiary or affiliate of the Company or (ii) any transaction contemplated by the Exchange Offer, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, that is or is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

         (c) there shall have occurred any change, condition, event or development that is or is reasonably likely to be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities or prospects of the Company and its subsidiaries taken as a whole; or

         (d) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the NASDAQ National Market or any national securities exchange, (ii) any decline, measured from the date of this Offering Circular in the Standard & Poor's 500 Index by an amount in excess of 25%, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States by New York or federal banking authorities, (iv) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, on, or other event that, in the judgment of the Company, might affect, the extension of credit by banks or other lending institutions, (v) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or any material escalation thereof, or (vi) in the case of any of the foregoing existing on the date of this Offering Circular, a material acceleration or worsening thereof;

which, in the sole judgment of the Company in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with such acceptance for exchange or exchange.

      The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

      If any of the conditions listed above is not satisfied, the Company may
(i) refuse to accept any Preferred Stock and return all tendered Preferred Stock to exchanging and tendering holders, (ii) extend the Exchange Offer and retain all Preferred Stock tendered prior to the expiration of the Exchange Offer, subject to withdrawal rights of tendering holders of Preferred Stock described herein, or (iii) waive or amend certain of such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Preferred Stock. If such waiver or amendment constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver in a manner reasonably calculated to inform holders of Preferred Stock of such waiver or amendment, and the Company will extend the Exchange Offer for a period which the Company in its discretion deems appropriate, depending on the significance of the waiver or amendment and the manner of disclosure to holders of Preferred Stock.

EXCHANGE AGENT

      ChaseMellon Shareholder Services, L.L.C. has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance may be directed to the Exchange Agent at one of its addresses and telephone number set forth on the back cover page of this Offering Circular.

FEES AND EXPENSES

      The expenses of soliciting tenders of Preferred Stock will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitations may be made by telegraph, telephone or in person by officers and regular employees of the Company, who will not receive additional compensation. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to forward the material regarding the Exchange Offer to the beneficial owners of Preferred Stock. The Company will reimburse such forwarding agents for reasonable out-of-pocket expenses incurred by them, but no compensation will be paid for their services.

      The total cash expenditures to be incurred by the Company in connection with the Exchange Offer including printing, accounting and legal fees and the fees and expenses of the Exchange Agent are estimated to be approximately $50,000.

                         DESCRIPTION OF PREFERRED STOCK

      The following summary of the terms of the Preferred Stock and junior subordinated debentures exchangeable, at the option of the Company, for the Preferred Stock (the "Junior Debentures") does not purport to be complete and is subject, and qualified in its entirety by reference, to all of the provisions of the Certificate of Designation, and the Indenture relating to the Junior Debentures available in the manner set forth under "Additional Information."

PREFERRED STOCK

         GENERAL. There are 738,584 shares of Preferred Stock outstanding. Assuming 80% acceptance of the Exchange Offer by the holders of Preferred Stock, 147,717 shares of Preferred Stock will be outstanding. The Preferred Stock ranks junior in right of payment to all indebtedness of the Company and all capital stock ranking senior to the Preferred Stock. The terms of the Preferred Stock do not restrict the incurrence of indebtedness by the Company or the issuance by the Company of any class or series of capital stocks, whether or not senior to the Preferred Stock.

         DIVIDENDS. Each share of Preferred Stock bears cumulative dividends, at the rate of $1.20 per annum, payable quarterly, when, as and if declared by the Board of Directors. All dividends not paid in cash, whether or not declared, cumulate, without interest, until declared and paid, which declaration and payment may be for all or part of the then accumulated dividends. As of January 31, 1997, the amount of unpaid dividends is $1.13 per share. No cash dividends have ever been paid on the Preferred Stock. Prior to February 22, 1996, the Company was entitled to pay, and paid, dividends in additional shares of Preferred Stock. Payment of cash dividends on the Preferred Stock are prohibited by the Credit Agreement and will likely be subject to certain restricted payments provisions contained in the Company's financing agreements entered into hereafter. See "Background and Purposes of the Exchange Offer - Certain Effects."

         The Preferred Stock provides that so long as any shares of the Preferred Stock are outstanding, the Company may not declare, pay or set apart for payment any dividend on the Common Stock or any other class of capital stock of the Company ranking junior to the Preferred Stock (the "Junior Securities") or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of any of the Junior Securities or any warrants, options or rights to acquire any of the Junior Securities or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Company, or other property (other than distributions or dividends in Junior Securities to the holders of Junior Securities), and may not permit any corporation or other entity directly or indirectly controlled by the Company to purchase or redeem any of the Junior Securities or any warrants, options or rights to acquire any of the Junior Securities, if there are any unpaid dividends on the Preferred Stock. The foregoing restrictions do not prevent the payment of any dividend within sixty days after the date of declaration thereof if at such date of declaration such payment complied with the provisions the Certificate of Designation or involved the expenditure of up to an aggregate of $300,000 for Permitted Employee Redemptions. "Permitted Employee Redemption" means any purchase or redemption by the Company or any of its subsidiaries of Junior Securities (or warrants, options or rights to acquire any Junior Securities) from any officer or employee (or former officer or employee) of the Company or any of its subsidiaries.

      REDEMPTION AND EXCHANGE. The Preferred Stock is redeemable (subject to the legal availability of funds and any restrictions contained in the Company's financing agreements), at the option of the Company, in whole or in part at any time, at a redemption price of either $8.00 per share, together with all accrued and unpaid dividends to the redemption date, or 110% of Fair Value Per Share (as defined), together with all accrued but unpaid dividends to the redemption date. The Fair Value Per Share on any date of determination is the average of the daily closing prices per share of Preferred Stock for the 10 consecutive New York Stock Exchange trading days commencing 15 New York Stock Exchange trading days before such date. The closing price for each day shall be the last sale price regular way or, in case no such sale takes place on such day, the closing bid price regular way on such day, in either case on the New York Stock Exchange Composite Tape, or, if the Preferred Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Preferred Stock is listed or admitted to trading, or if the Preferred Stock is not listed or admitted to trading on any national securities exchange, the average of the highest reported bid and lowest reported asked prices as furnished by the National Association of Securities Dealers, Inc. through NASDAQ or a similar organization if NASDAQ is no longer reporting such information. If the Preferred Stock is not reported on NASDAQ or any such similar organization, Fair Value Per Share shall mean the fair value per share of the Preferred Stock as determined by the Board of Directors of the Company. Optional redemptions of the Preferred Stock are subject to restricted payment provisions in the Credit Agreement.

         The Preferred Stock is not reported on NASDAQ or any such similar organization and, accordingly, the determination of Fair Value Per Share would be made by the Board of Directors of the Company. The Board of Directors has not determined Fair Value Per Share, which may be less than $8.00 per share. See "Background and Purposes of the Exchange Offer; Certain Effects -- Purposes and Effects of the Exchange Offer -- Certain Effects on Non-Tendering Holders."

         The Preferred Stock is exchangeable (subject to the legal availability of funds) on any dividend payment date in whole or in part (in minimum increments of $500,000), at the option of the Company, for Junior Debentures in an amount equal to the sum of the aggregate liquidation preference of all shares of the Preferred Stock being exchanged into Junior Debentures. The Company has no present intention to exercise its option to cause shares of Preferred Stock to be exchanged for Junior Debentures in the foreseeable future. The Company may not exchange any shares of Preferred Stock unless (a) no event of default exists under any of the Company's financing agreements and
(b) the exchange is allowed under the provisions of the Company's financing agreements. If only a portion of the outstanding shares of Preferred Stock are to be exchanged for Junior Debentures, either the number of shares to be redeemed will be allocated among all holders proportionately, or holders whose shares are to be redeemed will be selected by lot. If the latter selection procedure were followed, some holders may have all their shares exchanged for Junior Debentures, while other holders may not have any of their shares of Preferred Stock exchanged. A partial exchange could have adverse effects on the liquidity of the market for the Preferred Stock or Junior Debentures, as well as the market prices for such securities.

      In the event such exchange would result in the issuance of a Junior Debenture in a principal amount which is less than $8.00 or which is not an integral multiple of $8.00, the Company may pay to persons otherwise entitled to fractional principal amounts of Junior Debentures a payment in cash in lieu thereof equal to the fractional principal amount each such person would have otherwise been entitled to receive in Junior Debentures.

      NO VOTING RIGHTS. The Preferred Stock has no voting rights, except that, if at any time dividends on the Preferred Stock are not paid for six quarters, the Company's Board of Directors will be increased by one-third (but not less than two directors) and the holders of Preferred Stock will be entitled to elect the directors to fill such newly created directorships. In addition, the affirmative vote of the holders of at least a majority of the outstanding shares of Preferred Stock, voting separately as a class, will be required for the authorization of changes, by amendment to the Company's Certificate of Incorporation or otherwise, to the terms and provisions of the Preferred Stock so as to adversely affect the rights and preferences of the Preferred Stock.

      LIQUIDATION PREFERENCE. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of Preferred Stock will be entitled to receive $8.00 per share, plus any accrued and unpaid dividends, before any distribution is made on any Junior Securities.

JUNIOR DEBENTURES

      The Junior Debentures, if and when issued, will represent unsecured subordinated general obligations of the Company and will be issued in registered form only, without coupons, pursuant to an Indenture (the "Indenture"). The Company has no present intention to issue the Junior Debentures in the foreseeable future. Prior to the issuance of the Junior Debentures, the Indenture will be qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The terms of the Junior Debentures will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act as in effect on the date of the Indenture.

                               SECURITY OWNERSHIP

      The Company knows of no person who, as of the date of this Offering Circular, beneficially owns more than 5% of the Common Stock outstanding, except for Mr. Bershad (1,137,032 outstanding shares of Common Stock and 12,600 Common Stock Equivalents), Lehman Electric Inc., an affiliate of Lehman Brothers, Inc., an investment banking firm (463,741 outstanding shares of Common Stock), Victor A. Morgenstern, a private investor (181,800 outstanding shares of Common Stock) and the Axsys Technologies, Inc. 401(k) Plan (231,202 outstanding shares of Common Stock). Elliot N. Konopko and Raymond F. Kunzmann, executive officers of the Company, are co-trustees of the Axsys Technologies, Inc. 401(k) Plan (the "401(k) Plan"). Banque Paribas and an affiliate collectively beneficially own 288,540 Common Stock Equivalents. Mr. Bershad owns 149,041 shares of Preferred Stock. To the knowledge of the Company, none of its executive officers has engaged in any sale or purchase transaction with respect to Common Stock or Preferred Stock during the 40 business days immediately preceding the date of this Offering Circular, except that the 401(k) Plan purchased 2,000 and 1,500 shares of Common Stock on December 12, 1996 and January 6, 1997 at prices of $10-1/8 per share and $10-1/2 per share, respectively.

      Mr. Bershad has advised the Company that he intends to tender all of his shares of Preferred Stock (149,041 shares) pursuant to the Exchange Offer. As a result, Mr. Bershad will own 1,248,812 shares of Common Stock, which, depending on the number of shares of Preferred Stock tendered by other holders pursuant to the Exchange Offer, will represent between approximately 40% and 46% of the shares of Common Stock outstanding immediately following the consummation of the Exchange Offer. Following the consummation of the Exchange Offer, Mr. Bershad will continue to be in a position to exercise effective control over the Company.


                          DESCRIPTION OF CAPITAL STOCK

CAPITAL STOCK

      The authorized capital stock of the Company consists of 4,000,000 shares of Common Stock and 4,000,000 shares of preferred stock, $.01 par value per share ("Company Preferred Stock"). As of the date of this Offering Circular, there are issued and outstanding 2,568,940 shares of Common Stock and 738,584 shares of Preferred Stock. Shares of Preferred Stock accepted in the Exchange Offer will have the status of authorized and unissued shares of Company Preferred Stock, undesignated as to class or series, and may be redesignated and reissued as part of any class or series of Company Preferred Stock other than the Preferred Stock. Although the Company does not presently intend to issue any shares of Company Preferred Stock, the Company may issue one or more series of Company Preferred Stock in the future that will have preference over the Common Stock and/or the Preferred Stock with respect to the payment of dividends and upon liquidation, dissolution or winding-up of the Company or otherwise.

      Each share of Common Stock has one vote on all matters on which shareholders of the Company are entitled to vote, including the election of directors. Holders of Common Stock are entitled to participate ratably in any distribution of assets to shareholders in liquidation after the payment in full of all preferential amounts to which holders of any class of Company Preferred Stock are or may be entitled, have no redemption or conversion rights and have no preemptive or other subscription rights. Holders of the Common Stock may take action without a meeting only by the unanimous written consent of holders entitled to vote thereon.

      The Company has never paid cash dividends on its Common Stock and does not anticipate paying any cash dividends in the foreseeable future. The Company's policy is to retain earnings for the foreseeable future for reinvestment in its businesses. In addition, the Credit Agreement contains provisions which prohibit payment by the Company of dividends or distributions on the Common Stock. Future dividends, if any, will be declared at the discretion of the Board of Directors.

      ChaseMellon Shareholder Services, L.L.C., the Exchange Agent, is also the registrar and transfer agent for the Common Stock and Preferred Stock.

COMMON STOCK EQUIVALENTS

      Options or warrants to acquire shares of Common Stock ("Common Stock Equivalents") have been granted to certain key employees of the Company under the Company's Long-Term Stock Incentive Plan (38,600 Common Stock Equivalents in the aggregate), to Banque Paribas and an affiliate of Banque Paribas (288,540 Common Stock Equivalents in the aggregate) and to an affiliate of Donaldson, Lufkin Jenrette Securities Corporation (20,000 Common Stock Equivalents). The terms of the Common Stock Equivalents are summarized in Part III of the Company 1995 Form 10-K attached hereto.

CHANGE IN PREFERENCE AND PRIORITY; CHANGE IN VOTING RIGHTS; CERTAIN LIMITATIONS

      The Preferred Stock has preference over the Common Stock with respect to the payment of dividends and upon liquidation, dissolution or winding-up of the Company. If the Exchange Offer is consummated, the Preferred Stock owned by holders who elect to exchange their shares in the Exchange Offer will be converted into Common Stock and holders of Preferred Stock will thereby relinquish their preference with respect to the payment of dividends and upon liquidation, dissolution or winding-up of the Company and will have no preference of any kind, the same as all other holders of Common Stock. Shares of Preferred Stock outstanding after the Exchange Offer will have priority over the Common Stock with respect to the payment of dividends and upon liquidation, dissolution or winding-up of the Company under certain circumstances.

      In any liquidation or reorganization of the Company under the United States Bankruptcy Code, the Common Stock, as equity securities of the Company, would not represent bankruptcy claims ranking prior to other equity securities (including the Preferred Stock) and would rank below all debt claims, such as claims by the lenders under the Credit Agreement. All preferred stock claims, such as the Preferred Stock, would rank below all debt claims.


                         MARKET AND TRADING INFORMATION

      Prior to August 27, 1996, the Preferred Stock was quoted and traded on the NASDAQ Small-Cap Market. There is currently no established trading market for the Preferred Stock. From time to time there have been, and may be in the future, indications of interest in respect of the Preferred Stock appearing in the OTC Bulletin Board and/or "pink sheets." The following table sets forth for the calendar periods indicated the high and low bid prices per share for the Preferred Stock as reported by the National Association of Securities Dealers, Inc. (the "NASD"):


                                                      HIGH      LOW
             1995:                                    ----      ---
             First Quarter......................    $4         $3-3/8
             Second Quarter.....................     4-1/2      3-3/4
             Third Quarter......................     5          4-1/2
             Fourth Quarter.....................     5          4-3/4

                                                      HIGH      LOW
             1996:                                    ----      ---
             First Quarter......................    $5-1/2     $4-7/8
             Second Quarter.....................     5-1/2      5
             Third Quarter......................     5-1/2      5-1/2
             Through August 26, 1996............     5-1/2      4-7/8

      The Common Stock is quoted and traded on the NASDAQ National Market under the symbol "AXYS". Prior to December 11, 1996, the Common Stock was quoted and traded on the NASDAQ Small-Cap Market. The following table sets forth for the calendar periods indicated the high and low bid prices per share for the Common Stock as reported by the NASD. Per share prices have been adjusted to reflect a one-for-five reverse split of the Common Stock on July 25, 1996.


                                                      HIGH      LOW
             1995:                                    ----      ---
             First Quarter......................    $4-3/8     $3-1/8
             Second Quarter.....................     5          3-3/4
             Third Quarter......................     8-1/8      5
             Fourth Quarter.....................     6-7/8      5


                                                      HIGH      LOW
             1996:                                    ----      ---
             First Quarter......................   $ 5         $4-3/8
             Second Quarter.....................    10-5/8      4-3/8
             Third Quarter......................     9-3/8      6-1/4
             Fourth Quarter.....................    10          9

                                                      HIGH      LOW
            1997:                                     ----      ---
            Through February 12, 1997...........   $16-1/4     $10

      On February 11, 1997, the last full day the Common Stock traded before the announcement of the Exchange Offer, the closing bid price reported on the NASDAQ National Market for the Common Stock was $15 per share. On February 12, 1997, the last full day the Common Stock traded prior to the mailing of this Offering Circular, the closing bid price reported on the NASDAQ National Market for the Common Stock was $15 per share.

      No dividends have been paid on the Common Stock.

      The shares of Common Stock issuable in connection with the Exchange Offer have been accepted for quotation on the NASDAQ National Market, subject to official notice of issuance. THERE CAN BE NO ASSURANCE CONCERNING THE PRICES AT WHICH THE COMMON STOCK MIGHT BE TRADED OR THE TRADING VOLUME OF THE COMMON STOCK FOLLOWING THE EXCHANGE OFFER.

      Quotations on the NASDAQ National Market and the NASDAQ Small-Cap Market reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions. STOCKHOLDERS ARE URGED TO CONTACT THEIR BROKERS AND OBTAIN CURRENT INFORMATION WITH RESPECT TO THE COMMON STOCK AND, IF AVAILABLE, THE PREFERRED STOCK.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

      Set forth below is a summary of the material Federal income tax considerations applicable to the Company and to holders whose Preferred Stock is tendered and accepted in the Exchange Offer if the Exchange Offer is consummated. This summary does not discuss all aspects of Federal income taxation that may be relevant to a particular holder of Preferred Stock in light of his personal investment circumstances or to certain types of holders of Preferred Stock subject to special treatment under the Federal income tax laws (for example, life insurance companies, tax-exempt organizations, foreign corporations and individuals who are not citizens or residents of the United States) and does not discuss any aspect of state, local or foreign taxation. The discussion with respect to exchanging or non-tendering holders is limited to those who have held the Preferred Stock as "capital assets" and who will hold the Common Stock as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Code. The summary is based upon laws, regulations, rulings and decisions now in effect and upon proposed regulations, all of which are subject to change (possibly with retroactive effect) by legislation, administrative action or judicial decision.

      THE SUMMARY IS NOT BASED UPON A LEGAL OPINION OF TAX COUNSEL. THE FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER ARE COMPLEX. THE SUMMARY IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY. EACH HOLDER OF PREFERRED STOCK SHOULD CONSULT SUCH HOLDER'S TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE EXCHANGE OFFER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

EXCHANGE OF PREFERRED STOCK FOR COMMON STOCK

      General. An exchange of Preferred Stock for Common Stock pursuant to the Exchange Offer will constitute a recapitalization under Section 368(a)(1)(E) of the Code. Except as provided below with respect to unpaid dividends, a holder who exchanges Preferred Stock for Common Stock will not recognize any gain or loss on the exchange. The Common Stock received by such a holder will have an initial tax basis equal to the adjusted tax basis of the Preferred Stock exchanged therefor. The Common Stock will have a holding period that includes the period during which the holder held the Preferred Stock exchanged therefor. However, holders of Preferred Stock who exchange their shares for Common Stock pursuant to the Exchange Offer will recognize ordinary income in the amount of the unpaid dividends on the Expiration Date. Assuming the Expiration Date is not extended, that amount would be $1.30 per share.

      Treatment of Non-exchanging holders. The Exchange Offer will not result in the recognition of income, gain or loss to holders of Preferred Stock who do not participate in the Exchange Offer

SALE OR EXCHANGE OF COMMON STOCK

      In general, subject to the stock redemption rules of Section 302 of the Code, the sale, exchange or redemption of the Common Stock received in the Exchange Offer will result in capital gain or loss equal to the difference between the amount realized and the holder's adjusted tax basis in the Common Stock immediately before such sale, exchange or redemption.

TAX CONSEQUENCES TO THE COMPANY

      Section 382 of the Code limits the use of net operating loss carryovers by a corporation that has been subject to an "ownership change." The taxable income of such a corporation which is available for offset by pre-ownership change net operating loss carryovers is limited each year to the long term tax-exempt rate (published monthly by the Internal Revenue Service) multiplied by the value of the equity of the corporation on the date immediately preceding an ownership change. Similar limitations apply in respect of carryovers of other beneficial tax attributes.

      The Company believes that an ownership change will not occur as a result of the consummation of the Exchange Offer and that it will therefore have full utilization of its net operating loss carryovers to offset future taxable income.


                             SHAREHOLDER PROPOSALS

      Any holder of Common Stock who wishes to present a proposal for inclusion in the Company's proxy statement for the next annual meeting of shareholders must comply with the rules and regulations of the Securities and Exchange Commission (the "Commission") then in effect. Such proposal must be received by the Secretary of the Company at 645 Madison Avenue, New York, New York, 10022 no later than December 16, 1997 in order to be considered for inclusion in the Company's next annual meeting proxy statement.


                            ADDITIONAL INFORMATION

      The Company has filed a Schedule 13E-4 Issuer Tender Offer Statement (the "Schedule 13E-4") with the Commission with respect to the Exchange Offer. As permitted by the rules and regulations of the Commission, this Offering Circular omits certain information and exhibits contained in the Schedule 13E-4. Such additional information and exhibits can be inspected at and obtained from the Commission in the manner set forth below or from the Company at no cost. For further information with respect to the securities offered hereby and the Company, reference is made to the Schedule 13E-4 and the exhibits thereto. Statements contained in this Offering Circular as to the terms of any contract or other document are not necessarily complete, and, in each case, reference is made to the copy of each such contract or other document that has been filed as an exhibit to the Schedule 13E-4, each such statement being qualified in all respects by such reference.

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files periodic reports and other information with the Commission. Such reports and other information filed with the Commission, as well as the Schedule 13E-4, can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, New York, New York 10048. Copies of such material may also be obtained by mail, upon payment of the Commission's customary charges, from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Copies of the Certificate of Designation and the Indenture may also be obtained from the Company upon request to the Company at its principal executive offices.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The Company 1995 Form 10-K and the Company September 30, 1996 Form 10-Q attached hereto and previously filed with the Commission by the Company pursuant to the Exchange Act are incorporated by reference in this Offering Circular and made a part hereof.

      Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offering Circular of which it is a part to the extent that a statement contained herein modifies, supersedes or replaces such statement. Any statements modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offering Circular.

                                                              EXHIBIT A TO
                                                              OFFERING CIRCULAR
===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                                   ---------

                                   FORM 10-K

               ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995       COMMISSION FILE NO.: 0-16182

                             VERNITRON CORPORATION
             (Exact name of registrant as specified in its charter)

              DELAWARE                                   11-1962029
  (State or other jurisdiction of                   (I.R.S. Employer
   incorporation or organization)                 Identification Number)

          645 MADISON AVENUE
          NEW YORK, NEW YORK                               10022
(Address of principal executive offices)                (Zip Code)

                                 (212) 593-7900
              (Registrant's telephone number, including area code)

          SECURITIES REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:

                     Common Stock, par value $.01 per share
           $1.20 Cumulative Exchangeable Redeemable Preferred Stock,
                            par value $.01 per share

        SECURITIES REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT: NONE


Indicate by check mark whether the Registrant: (1) has filed all reports required to be filed by Section 13 or 15 (d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days: Yes [X] No [ ]

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (ss.229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K [X].

Aggregate market value of the voting stock held by non-affiliates of the registrant as of the close of business on February 28, 1996. $6,103,000

Common Stock outstanding at February 28, 1996: 12,659,957 shares.

===============================================================================

PART I
ITEM 1.  BUSINESS

GENERAL

   Vernitron Corporation (the "Company"), incorporated in New York in 1959 and reincorporated in Delaware in 1968, is primarily engaged in the design, manufacture and sale of high performance electromagnetic components and sub-systems and electrical/electronic terminal blocks and connectors, and the distribution and service of precision ball bearings. The Company's products are manufactured primarily for use in high reliability applications in the aerospace, defense, communications, medical equipment, office equipment and industrial markets.

BUSINESS OF THE COMPANY

   The Company operates in three manufacturing plants and three distribution facilities located in the United States in one business segment, electromechanical components and sub-systems, which is organized into two product groups: the Motion Control group and the Industrial Components group. The Company also uses contract production capacity in Mexico.

   The Motion Control and Industrial Components groups accounted for 38% and 62%, respectively, of the Company's consolidated net sales of $65.2 million in 1995. (see Management's Discussion and Analysis of Financial Condition and Results of Operations for three year sales comparisons).

   MOTION CONTROL GROUP. The Motion Control group designs, manufactures and sells high performance electromagnetic components and sub-systems. The group's products generally involve a high degree of interactive applications engineering to meet each customer's unique requirements for reliability and accuracy under demanding and often hostile environmental or shock conditions, such as space flight or industrial automation. Average unit prices generally exceed $100 and range upward to more than $1,000 with individual purchase orders generally covering small unit quantities. Approximately 54% and 12% of current bookings by this group are for U.S. and foreign government defense applications, respectively. The remainder of the business is spread over a variety of commercial aerospace, industrial automation and instrumentation applications. A large percentage of the defense business is used in or to support tactical missile programs, shipboard instruments and infrared night vision systems.

   The Motion Control group offers one of the broadest range of electromechanical components in the motion control industry. The group's product offerings include prime movers or motors ("motors"), position and speed feedback devices, and pressure sensors. The motor products consist of AC motors, stepper motors, brush and brushless DC torque motors and brush and brushless custom DC servo motors. These motors are used in applications that require precise speed control, large torque, small size or low power consumption such as computer disk drives, laser scanners in high-speed printers and bar code readers, missile guidance systems, industrial controls, aircraft instrumentation and controls, and robotics. The position and speed feedback devices consist of resolvers, synchros, tachometers, optical encoders and potentiometers. These devices measure linear or angular position and speed and have applications in the guidance systems of ships, aircraft and missiles, as well as in ground based radar, medical and printing equipment and industrial control systems. The pressure sensors are used to measure static or dynamic air, hydraulic or other pressure and have applications in machine tools, HVAC, transportation and aircraft flight controls.

   The Motion Control group's breath of component product offerings positions it to provide a single solution to their customer's often diverse motion control requirements. These capabilities also enable the Motion Control group to provide higher level solutions in the form of sub-systems which integrate and package various motors, feedback devices and pressure sensors with gears or optics, electronic devices and controls. Sub-system products include, among others, laser scanners, robotic arm actuators, aircraft actuators and air data computers. In 1995, sub-systems represented approximately 14% of the Motion Control group's sales.

   INDUSTRIAL COMPONENTS GROUP. The Industrial Components group manufactures electrical/electronic terminal blocks and connector products and distributes and services precision miniature ball bearings. The group's products are almost always sold as components and require a minimum amount of specialized application engineering. Average unit selling prices range from $1 to $3 and individual purchase orders generally cover large unit quantities. Substantially all of the Industrial Components group sales are to domestic commercial and industrial markets.

   The Industrial Components group's electrical/electronic terminal blocks and connector product line focuses mainly on safety agency approved barrier terminal blocks in the .5 amp to 50 amp range. These terminal blocks are used in a broad range of power applications, including telecommunications, power supplies, security and fire alarms and industrial controls. This product line also includes power connectors for frequent connect/disconnect applications, such as vending machines and coin changers.

   The Industrial Components group also distributes precision miniature ball bearings from three warehouse locations - Montville, New Jersey, Irvine, California and Dallas, Texas - to bearing distributors and to end users in a variety of industries, including manufacturers of computer equipment, medical equipment and a variety of other precision instruments.

   MARKETING. The Company's products are sold directly to original equipment manufacturers and U.S. Government agencies and contractors, and through a network of manufacturers' representatives and distributors.

   DOMESTIC AND FOREIGN SALES. The following table sets forth, for each of the last three fiscal years, information concerning the Company's domestic and foreign net sales and operating income from continuing operations and identifiable assets (dollars in thousands):




                                                        FISCAL YEARS
                                              ------------------------------
                                                1995       1994       1993
                                              ---------  ---------  --------
Net sales:
USA.......................................     $57,402    $57,752    $53,668
Foreign...................................       7,811      4,380      4,981
                                              ---------  ---------  --------
                                               $65,213    $62,132    $58,649
                                              =========  =========  ========
Export sales as a % of total sales:               12.0%       7.0%       8.5%
                                              =========  =========  ========
Operating income (loss):
USA.......................................     $ 3,155    $ 3,363    $ 1,969
Foreign...................................         540        314        183
Restructuring/inventory writedown charges
     (USA)................................           -     (1,315)    (3,500)
                                              ---------  ---------  --------
                                               $ 3,695    $ 2,362    $(1,348)
                                              =========  =========  ========

Identifiable assets:
USA......................................      $40,485    $42,197    $47,261
                                              =========  =========  ========





   COMPETITION. The Company competes primarily on the basis of its ability to design and engineer its products to meet performance specifications set by its customers, most of whom are original equipment manufacturers who purchase component parts or sub-systems for inclusion in their end products. Quality, customer service and competitive pricing are also critical success factors.

   There are a limited number of competitors in each of the markets for the various types of electromechanical components and sub-systems and electrical/electronic terminal blocks and connector products manufactured and sold by the Company. These competitors, especially those in electromechanical components and sub-systems, are typically focused on a smaller number of product offerings than the Company and are often well entrenched. Some of these competitors have substantially greater resources than the Company. The Company believes, however, that the breath of its electromagnetic component product offering provides it with a competitive advantage over its sub-system competitors in terms of performance and cost. Reductions in Government defense spending have resulted in shrinking markets for certain electromechanical components and increased competition for the remaining business.

   There are numerous competitors in markets to which we distribute precision ball bearings. These competitors, who vary in size, include other bearing distributors as well as bearing manufacturers.

   CUSTOMERS. There is no customer or group of affiliated customers to which sales during the fiscal year ended December 31, 1995 were in the aggregate 10% or more of the Company's consolidated net sales, and there is no customer, the loss of which would have a material adverse effect on the Company's operations taken as a whole.

   In fiscal 1995, the Company had aggregate sales, both military and non-military, of approximately $3.0 million directly to the U.S. Government, including its agencies and departments. These sales accounted for approximately 5% of total net sales in 1995 as compared to 6% in 1994 and 5% in 1993. Approximately 13% of net sales in 1995 were derived from subcontracts with U.S. Government contractors as compared to 18% in 1994 and 21% in 1993. The majority of these contracts may be subject to termination at the convenience of the Government, and certain of them may also be subject to renegotiation. Currently, the Company is not aware of any termination or renegotiation of such contracts which would have a material adverse effect on its business. Because approximately 18% of the Company's business is derived directly from contracts with the U.S. Government or agencies or departments thereof, or indirectly through subcontracts with U.S. Government contractors, the Company's results of operations could be materially affected by changes in Government expenditures for products using component parts it produces. However, the Company believes that its exposure to such risk may be lessened by the conventional tactical nature of the programs it participates in as well as the broad number and diversity of its product applications and the strength of its engineering capabilities.

   BACKLOG; SEASONALITY. As of December 31, 1995 and December 31, 1994, the Company had a backlog of orders of $28.0 million and $23.0 million, respectively. Management believes that a substantial portion of the backlog of orders at December 31, 1995 will be shipped during fiscal 1996. Bookings and shipments, while subject to fluctuation due to the build-to-order nature of a substantial portion of the Company's business, are not subject to significant seasonal variations.

   PRODUCT DEVELOPMENT. The Company develops new electromechanical components and sub-systems and improves existing products in order to keep pace with the technological advances which generally characterize its markets. During fiscal 1995, 1994, and 1993, combined Company and customer sponsored engineering expense associated with product development, before customer reimbursement, was $1.2 million, $1.2 million and $1.3 million, respectively. In general, the Company recovers from customers between a quarter and a third of such engineering expense.

   RAW MATERIALS; OTHER SUPPLIERS. There is no one supplier whose delivery of raw materials or other products is material to the operations of the Company. While several divisions use substantial amounts of cobalt, silver and copper in certain of their products, the Company has not experienced any serious difficulty in obtaining adequate supplies.

   PATENTS, TRADEMARKS AND LICENSES. The Company's business is not dependent on any patent or trademark.

   ENVIRONMENTAL REGULATIONS. The Company does not believe that its compliance with federal, state and local laws and regulations governing the discharge of materials into the environment or otherwise relating to the protection of the environment has or will have any material effect upon its capital expenditures, earnings or competitive position. There can be no assurance, however, (i) that changes in federal, state or local laws or regulations, changes in regulatory policy or the discovery of unknown problems or conditions will not in the future require substantial expenditures, or (ii) as to the extent of the Company's liabilities, if any, for past failures, if any, to comply with applicable environmental laws, regulations and permits.

   EMPLOYEES. The Company employs approximately 550 persons, all in the United States. Approximately 35 of such employees are subject to union contracts. The Company considers its relations with its employees to be satisfactory. There has been no significant interruption of operations due to labor disputes.

   WORKING CAPITAL PRACTICES. The markets in which the Company competes are not characterized by any unusual inventory or collection practices.

ITEM 2.  PROPERTIES

   The Company leases its executive office, located at 645 Madison Avenue, New York, New York. The principal plants and other materially important properties at December 31, 1995 are:

                                                                  OWNED OR
                             TYPE OF                 SQUARE       LEASED;
LOCATION                     FACILITY                FOOTAGE      EXPIRATION
--------                     --------                -------      ----------

St. Petersburg, FL           Industrial              52,500       Owned
San Diego, CA                Industrial              60,100       Leased; 2000
Montville, NJ                Industrial              76,200       Leased; 1999
Gilford, NH                  Industrial              84,250       Owned
Irvine, CA                   Industrial               7,800       Leased; 2000

   All of the facilities owned by the Company are subject to mortgages or security interests which secure the Company's obligations under its revolving credit facility or industrial development bonds (see Note 4 to the Financial Statements).

   The Company believes that its properties are suitable and adequate for its operations.

ITEM 3.  LEGAL PROCEEDINGS

   The Company is a defendant in various lawsuits, none of which is expected to have a material adverse affect on the Company's financial position, liquidity or results of operations.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

   None.

                                    PART II

ITEM 5.  MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER
         MATTERS

   The Common Stock is traded on the National Association of Securities Dealers Automated Quotation Small-Cap Market ("NASDAQ") under the symbol VRNT. The following table sets forth the range of high and low bid prices for the fiscal quarters indicated as quoted on NASDAQ:



                                        1995                    1994
                                 --------------------       ---------------
                                 High           Low         High       Low
                                 ----           ---         ----       ---

Fiscal Years Ended December 31:
     First Quarter                $   3/4     $   5/8     $   5/8     $   5/8
     Second Quarter                 1             3/4       1 1/8         5/8
     Third Quarter                  1 5/8       1           1           11/16
     Fourth Quarter                 1 3/8       1             3/4         5/8



   The high and low market price information presented above is based on real-time sales.

   On March 1, 1996, the high and low bid price was $7/8.

   On March 1, 1996, the approximate number of holders of record of the Common Stock was 1,000.

   The Company did not pay cash dividends on the Common Stock during the three fiscal years ended December 31, 1995. The Company's policy is to retain earnings for the foreseeable future. The Company's credit facility prohibits the payment of cash dividends.

ITEM 6.  SELECTED FINANCIAL DATA

   The following selected financial data for the five fiscal years presented below is derived from the audited Financial Statements of the Company as adjusted to reflect the discontinuance of the Electronic Components group (see
Note 2 to the Financial Statements). The data should be read in conjunction with the Financial Statements and the related Notes thereto included elsewhere herein.



                                       YEARS ENDED DECEMBER 31,
                           ----------------------------------------------------
                              1995      1994      1993      1992      1991
                              ----      ----      ----      ----      ----
                              (Dollars in thousands, except per share data)
Net sales                   $65,213   $62,132    $58,649   $62,912   $67,091
Operating income (loss)       3,695     2,362     (1,348)    1,595     1,936
Interest expense .......      1,994     2,264      2,437     2,597     3,371
Income (loss) from
  continuing operations         884        27     (3,856)   (1,042)   (1,335)
Net income (loss) from
  continuing operations
  per common share .....       0.02     (0.04)     (0.82)    (0.23)    (0.39)
Total assets ...........     40,485    42,197     47,261    52,247    54,479
Total debt (1)(2) ......     11,513    12,363     26,470    26,920    28,836
Shareholders' Equity (2)     14,745    13,269      5,076     9,603     9,463




(1) Includes short-term debt and current portion of long-term debt of $466,000 in 1995, $442,000 in 1994 $1,200,000 in 1993, $1,000,000 in 1992 and
    $2,130,000 in 1991.

(2) On July 20, 1994, the Company repurchased its senior bank debt at a discount and recorded a pretax gain of $9.6 million (see Note 4 to the Financial Statements).

ITEM 7.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
         CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

   Net sales by product group from continuing operations for the past three years are presented in the table below. In 1994, the Company adopted a plan to dispose of its Electronic Components business which, together with the Industrial Components business, was previously reported as part of the Precision Components product group (see Note 2 to the Financial Statements). As a result, the net sales and results of operations of the discontinued product group have been excluded from the table and the discussion which follow.



                                  1995            1994             1993
                                  ----            ----             ----
                                      (DOLLARS IN THOUSANDS)
Motion Control ..........       $24,750         $26,052           $26,648
Industrial Components ...        40,463          36,080            32,001
                                 ------          ------            ------
Net Sales  ..............       $65,213         $62,132           $58,649
                                 ======          ======            ======



1995 VS. 1994

   Net sales increased by $3.1 million, or 5%, in 1995, compared to 1994.

   The Motion Control group's sales declined by $1.3 million, or 5%, in 1995, as compared to 1994, primarily as a result of lower shipments of synchros due to reduced Government spending on spare parts. The conditions which resulted in these lower synchro sales are not expected to worsen in 1996 although there can be no assurance that this will be the case.

   The Industrial Components group's sales increased in 1995 by $4.4 million, or 12%, as compared to 1994. Sales of bearings and terminal blocks/connectors were up by 15% and 8%, respectively, primarily due to new and increased activity with original equipment manufacturers and the growing acceptance of new and/or enhanced products offered by the group.

   The Company's backlog at December 31, 1995 of $28.0 million was $5.0 million, or 22%, higher than 1994 year-end backlog, while bookings in 1995 of $70.2 million were $9.0 million, or 15%, higher than 1994. The higher backlog was primarily due to an increase of backlog in the Motion Control group of $3.5 million resulting from the award of a large U.S. Government sub-contract for tactical weapon components and favorable industrial and defense related bookings resulting from a more focused approach to the European market. The Industrial Components group's backlog increased $1.5 million, due primarily to increased bookings from original equipment manufacturers.

   Operating income in 1995 of $3.7 million was substantially the same as the prior year, after excluding the restructuring/inventory writedown charges of $1.3 million in 1994. The gross margin earned on the incremental sales volume ($.7 million) and cost reductions in the Motion Control group resulting from restructuring actions completed during 1994 ($.7 million), were offset by an unfavorable sales mix in both business groups ($1.0 million) and higher material costs in the Industrial Components group ($.2 million). Overall, gross margins on sales was 26.4% in 1995, as compared to 27.7% in 1994.

   Selling, general and administrative expense, as a percentage of sales, declined to 20.5% in 1995 from 21.5% in 1994. Selling, general and administrative expense of $13.3 million in 1995 was substantially the same as the prior year.

   Interest expense declined by $.3 million in 1995 as a result of lower average borrowings due primarily to the repurchase of the Company's bank indebtedness at a discount (see Note 4 to the Financial Statements). This was partially offset by higher interest rates.

   At December 31, 1995, the Company had approximately $13 million of net operating loss carryforwards available to reduce future taxable income.

1994 VS. 1993

   Net sales increased by $3.5 million, or 6%, in 1994, compared to 1993.

   The Motion Control group's sales declined by $.6 million, or 2%, in 1994, as compared to 1993, primarily as a result of lower shipments of AC motors and potentiometers ($2.5 million) due largely to lower U.S. and foreign government bookings and lower bookings for certain technologically mature product applications. These lower shipments were partially offset by higher shipments of resolvers ($.8 million), due to the timing of certain large orders received in 1993, and higher electromagnetic sub-system shipments ($1.0 million) due to new product introductions. The lower U.S. and foreign government bookings were due primarily to reductions in defense spending for the Company's products and the timing of various Government programs. New business initiatives are ongoing which are designed to identify additional opportunities for all Motion Control products using both traditional and alternative product applications in the military/aerospace, industrial and commercial market. The Company believes, although it can not be assured, that these initiatives, along with new product introductions, will lessen the impact of continued reductions in defense spending and the reduced demand for certain technologically mature products.

   The Industrial Components group's sales increased in 1994 by $4.1 million, or 13%, as compared to 1993. Sales of bearings were up by $2.9 million, or 16%, reflecting sales to new customers and an improvement in general economic conditions. Sales of connector products rose by $1.2 million, or 9%, principally as a result of sales to new customers in the OEM market, higher sales of Eurostyle connectors and an improvement in general economic conditions.

   The Company's backlog at December 31, 1994 of $23.0 million was $1.0 million, or 4% lower, than 1993 year-end, while bookings of $61.2 million were substantially the same as the prior year. The lower backlog was primarily due to a reduction of backlog in the Motion Control group of $1.9 million resulting from lower bookings in resolvers ($1.7 million), primarily due to timing as several large orders received in 1993 did not repeat in 1994, and potentiometers ($1.4 million), primarily due to lower U.S. Government and foreign bookings. These lower bookings were partially offset by higher bookings of electromagnetic sub-systems ($.7 million) due to new product introductions. The Industrial Components group's backlog increased $1.0 million due primarily to increased bookings in the bearings product line resulting from an improvement in general economic conditions.

   Operating income, excluding restructuring/inventory writedown charges of $1.3 million and $3.5 million in 1994 and 1993, respectively, was $3.7 million in 1994, as compared to $2.2 million in 1993, representing a $1.5 million increase. This increase was primarily due to the gross margin earned on the incremental sales volume ($1.3 million) and improved profit margins in the Motion Control product group resulting from restructuring actions taken in 1993 ($.8 million), which were partially offset by higher selling, general and administrative expenses ($.4 million). Gross margins were 27.7% in 1994, up from 26.1% in 1993.

   Selling, general and administrative expense, as a percentage of sales, declined to 21.5% in 1994 from 22.1% in 1993. Selling, general and administrative expense was up by $.4 million in 1994 as a result of increased expenses related to the relocation of Motion Control's potentiometer and pressure transducer product lines from the Company's Deer Park, New York facility to St. Petersburg, Florida ($.5 million) and the reinstatement of certain profit sharing provisions ($.4 million). These incremental costs were partially offset by efficiencies resulting from the aforementioned Motion Control restructuring initiated in 1993 ($.5 million).

   In 1993, the Company recorded a $3.5 million charge related to the restructuring of the Motion Control group, of which $2.3 million was related to the write-down of certain slow-moving and excess raw material inventory related to wire wound potentiometer products. As part of this restructuring, the Company also announced its intention to close and sell the Deer Park, New York facility. In 1994, the Company recorded an additional $1.3 million charge related to this restructuring, $1.0 million of which is to provide additional inventory reserves to reflect slower turnover of the aforementioned raw material inventory than was anticipated in the 1993 charge calculation. The carrying value of this raw material inventory, after the additional $1.0 million reserve, was $1.5 million. The remaining $.3 million of the 1994 charge is to adjust the carrying amount of the Deer Park, New York facility held for disposal in connection with the restructuring to reflect current market values.

   Interest expense declined by $.2 million in 1994 as a result of lower average borrowings due primarily to the repurchase of the Company's bank indebtedness at a discount (see Note 4 to the Financial Statements). This was partially offset by higher interest rates.

LIQUIDITY AND CAPITAL RESOURCES

   Cash used in operations was $1.0 million in 1995 as compared to cash provided by operations of $1.4 million and $.8 million in 1994 and 1993, respectively. This increase in use of cash was primarily due to a $2.0 million investment in inventory to support the higher sales level of the Industrial Components group and the significant increase in the year-end backlog of the Motion Control group, as well as reductions in accounts payable and accrued expenses, and other long-term liabilities of $1.3 million and $.9 million, respectively.

   Cash provided by investing activities was $1.9 million in 1995 as compared to cash used in investing activities of $.2 million and $.4 million in 1994 and 1993, respectively. This cash was generated primarily from the sale of assets of $2.9 million which is comprised of $1.5 million from the sale of assets of the Electronic Components business discontinued during 1994 (see Note 2 to the Financial Statements) and $1.4 million from the sale of an idle facility in Deer Park, New York (see Note 8 to the Financial Statements). Partially offsetting these sale proceeds was capital expenditures of $1.0 million.

   Overall, the Company reduced borrowings under its $17.5 million credit facility by $.9 million.

   The Company had no material commitments for capital expenditures as of December 31, 1995. It is anticipated that capital expenditures in 1996 could range from $1.5 million to $2.0 million as compared to the $1.0 million expended in 1995. Working capital requirements are determined by a number of factors including sales, bookings, backlog and projected growth. The Company believes that its $17.5 million credit facility and cash generated from operations will be sufficient to meet its future capital expenditure and working capital requirements and required debt amortization.

   In February, 1996, the Company entered into a definitive merger agreement to acquire Precision Aerotech, Inc. Completion of the transaction is subject to the satisfaction of customary conditions, including the receipt of all necessary financing by the Company. The Company expects that its new financing arrangements (which would replace its current credit facility) and cash generated from the combined operations will be sufficient to meet the future capital expenditure and working capital requirements of the combined companies and required debt amortization under its new credit facility (see Note 10 to the Financial Statements).

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

   The response to this Item is included in Item 14(a) of this Report.

ITEM 9.  DISAGREEMENTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

   None. See Item 14(b) of this Report.


                                   PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

   The name, age and principal occupation of each nominee, the nominee's length of service as a director of the Company, the names of the other public companies of which the nominee is a director and certain other biographical information are set forth below.

   STEPHEN W. BERSHAD, 54

   Chairman of the Board and Chief Executive Officer of the Company since December 1986. Prior to joining the Company, he was a Managing Director of Lehman Brothers and its predecessors, investment banking firms, where he held a series of senior management positions. Mr. Bershad is a director of EMCOR Group, Inc.

   ANTHONY J. FIORELLI, JR., 66

   President, Strategic Management Consulting Services, Inc., a management consulting firm, since December 1985. Prior to that time, Mr. Fiorelli was President and Chief Executive Officer of General Defense Corporation, a diversified engineering and manufacturing company. Mr. Fiorelli has been a director of the Company since February 1988.

   ELIOT M. FRIED, 63

   Mr. Fried has been a Managing Director of Lehman Brothers and its predecessors, investment banking firms, since 1991. Prior to that time he was Senior Executive Vice President of Lehman Brothers. Currently, he is Co-Chairman of Lehman Brother's Investment Committee. Mr. Fried is a director of American Marketing Industries, Inc., Bridgeport Machines, Inc., Energy Ventures, Inc., Lear Seating Corporation, Sun Distributors, L.P. and Walter Industries Inc. Mr. Fried has served as a Director of the Company since 1994.

   The Board of Directors met four times during 1995. The Audit Committee, the Compensation Committee and the Stock Incentive Plan Committee are the standing committees of the Board.

   The Audit Committee reviews internal and external audit procedures of the Company. Mr. Fiorelli is a member of the Audit Committee. The Compensation Committee oversees compensation policies of the Company. Its members are Messrs. Bershad and Fiorelli. The Stock Incentive Plan Committee administers the Vernitron Corporation Long-Term Stock Incentive Plan. Mr. Fiorelli is a member of the Stock Incentive Plan Committee. The Audit Committee and the Compensation Committee met once in 1995.

   Each director attended all meetings of the Board and of the Committees on which the director served.

   The compensation of directors is fixed by the Board of Directors. Directors who are not employees of the Company receive meeting fees of $2,500 for each Board meeting attended and $1,000 for each committee meeting attended other than in connection with a Board meeting. Directors are reimbursed for travel and other expenses incurred in the performance of their duties.

ITEM 11.  EXECUTIVE COMPENSATION

Summary Compensation Table

   The following table shows the compensation paid to the Company's executive officers for services in all capacities for the three years ended December 31, 1995:

                                                                                       LONG TERM
                                                     ANNUAL COMPENSATION              COMPENSATION
                                             ------------------------------------   ----------------    ALL OTHER
                                                           BONUS     OTHER ANNUAL     OPTIONS          COMPENSATION
NAME AND PRINCIPAL POSITION            YEAR  SALARY ($)    ($)(1)    COMPENSATION   (# OF SHARES)(2)     ($)(3)
---------------------------            ----  ----------    ------    ------------   ----------------   ------------
Stephen W. Bershad..............       1995    262,500    100,000           -                 -           9,633
 Chairman of the Board and             1994    262,500    150,000           -            21,000          10,810
 Chief Executive Officer               1993    262,500          -           -                 -           3,385

Elliot N. Konopko (4)...........       1995    175,000     40,000           -                 -           7,271
 Vice President, General               1994    175,000     55,000           -            15,000           6,318
 Counsel and Secretary                 1993    175,000          -           -                 -           3,338

Raymond F. Kunzmann (5).........       1995    135,000     45,000           -                 -           5,517
 Vice President-Finance                1994    120,000     28,000           -            20,000           2,721
 and Controller

---------------------

(1) Reflects payments under the Company's bonus plan, which is described in the "Compensation Committee Report on Executive Compensation" below.

(2) Reflects awards under the Company's Long-Term Stock Incentive Plan, which is described under "Stock Incentive Plan" below.

(3) Reflects matching contributions under the Company's 401(K) Plan, described under 401(K) Plan on page 6 of this proxy statement, and payments under the Company's executive health insurance plan. Vernitron's executive health insurance plan, which covers only executive officers, provides for the reimbursement of deductible and coinsurance amounts and certain medical expenses not covered under Vernitron's basic medical plans.

(4) Mr. Konopko has been Vice President, General Counsel and Secretary of the Company since March 1990.

(5) Raymond F. Kunzmann was elected Vice President-Finance and Controller on June 2, 1994. Prior to that time, he was Group Controller at Mannesmann Capital Corporation, a diversified manufacturing company, from January 1994 until May 31, 1994, and was Controller and held other positions at Lear Siegler, Inc., a diversified manufacturing/service company, from January 1987 until December 1993.

401(K) PLAN

   Vernitron currently maintains a 401(K) Salary Reduction Plan (the "401(K) Plan") which is intended to qualify under Sections 401(a) and 401(K) of the Internal Revenue Code. All employees who are not members of collective bargaining groups and who are 21 years of age or older are eligible to participate in the 401(K) Plan on the first calendar day of the month immediately following the month in which they complete 1,000 hours of service. All eligible executive officers have elected to participate in the 401(K) Plan.

   Eligible employees electing to participate in the 401(K) Plan may defer a portion of their compensation on a pre-tax basis, by contributing a percentage thereof to the 401(K) Plan. The minimum contribution is not less than 3% of annual gross pay. The maximum is prescribed by the Tax Reform Act of 1986. The limit for 1995 was $9,240 and will be $9,500 in 1996. The Company made a matching contribution in Common Stock of the Company in respect of each employee's 3% contribution in 1995. Eligible employees who elect to participate in the 401(K) Plan and whose employment began prior to December 1, 1988 are 100% vested in the Company's matching contribution when made. Eligible employees whose employment began on and after December 1, 1988 are vested in the Company's matching contribution according to the following schedule: less than 1 year of service - 0%; 1 year of service - 20%; 2 years of service - 40%; 3 years of service - 60%; 4 years of service - 80%; and 5 years of service - 100%.

STOCK INCENTIVE PLAN

   The Vernitron Corporation Long-Term Stock Incentive Plan (the "Incentive Plan") was approved by the stockholders in 1991. The Incentive Plan is administered by the Stock Incentive Plan Committee (the "Committee"). The Committee selects participants from among those executives and other key employees of the Company and its subsidiaries who are in a position to contribute materially to the success of the Company and determines the amounts, times, forms, terms and conditions of grants.

   Grants may be in the form of options to purchase shares of Common Stock, stock appreciation rights, restricted stock and performance units (collectively, "stock incentives"). Grants may be made for up to 450,000 shares of Common Stock of the Company in the aggregate. Stock appreciation rights may be granted on a "free-standing" basis or in conjunction with all or a portion of the shares covered by an option. Stock incentive awards are subject to such provisions as the Committee determines and may be exercised at one time or in such installments and at such prices over the balance of the exercise period as determined by the Committee.

   Each stock incentive is exercisable in whole or in part, prior to its cancellation or termination, by written notice to the Company. If any option is being exercised, such notice must be accompanied by payment in full of the purchase price in cash or, if acceptable to the Committee, shares of Company Common Stock or partly in cash and partly in such shares. Stock incentives are not transferable except by will or by laws of descent and distribution.

   In general, each stock incentive will terminate upon the earlier of (i) the date fixed by the Committee when the stock incentive is granted or (ii) unless determined otherwise by the Committee, termination of employment other than for cause, to the extent the stock incentive was then exercisable, up to 90 days after the participant's termination of employment. In the event of death or termination due to disability, the stock incentive may be exercised to the extent then exercisable for up to one year thereafter. If a participant's employment is terminated for cause, however, his or her ability to exercise any stock incentive is terminated.

   The Company may make loans to such participants as the Committee, in its discretion, may determine in connection with the exercise of options in an amount up to the exercise price of the option plus any applicable withholding taxes. In no event may any such loan exceed the fair market value, at the date of exercise, of the shares covered by the option exercised.

   Under the Incentive Plan, the Committee may determine, in the event of a change of control of the Company, that all stock incentives which have not terminated and which are then held by any participant will become immediately exercisable. Any such determination by the Committee may be set forth in an applicable option agreement or by resolution of the Committee.

   Options outstanding under the Incentive Plan to acquire up to 117,000 shares were granted prior to 1994, including to Stephen W. Bershad (42,000 shares) and Elliot N. Konopko (30,000 shares). Options outstanding under the Incentive Plan to acquire up to an additional 101,000 shares were granted in 1994 to certain new and current employees, including to Stephen W. Bershad (21,000 shares), Elliot N. Konopko (15,000 shares) and Raymond F. Kunzmann (20,000 shares). All options are exercisable to the extent of 40% thereof within one year from the date of grant and an additional 30% each year thereafter. All options are incentive stock options. All options terminate seven years after the date of grant and are exercisable at $0.75 per share, except that Mr. Bershad's options terminate five years after grant and are exercisable at $0.83 per share.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   The Compensation Committee of the Board of Directors has furnished the following report on executive compensation.

   Under the supervision of the Compensation Committee of the Board of Directors, the Company has developed and implemented compensation policies which seek to enhance the profitability of the Company, and thus shareowner value, by aligning closely the financial interests of the Company's senior managers with those of its shareowners. In furtherance of these goals, the Company relies to a large degree on annual bonus and longer-term stock incentive compensation to attract and retain executive officers and other key employees and to motivate them to perform to the full extent of their abilities. Both types of incentive compensation are not guaranteed and are variable and closely tied to corporate, business unit and individual performance in a manner designed to encourage a sharp and continuing focus on building profitability and shareowner value. The annual bonus and stock incentive compensation is more closely tied to the Corporation's success in achieving significant financial and other performance-oriented goals. The Committee considers the total compensation (earned or potentially available) of each of the executive officers and the other senior managers in establishing each element of compensation. Eligible persons must be employed by the Company at the time bonus compensation is awarded.

   In evaluating the performance and setting the incentive compensation of the Chief Executive Officer, the Committee has taken note of management's success in improving sales, operating income, bookings and backlog and in repositioning the Company for growth in its served markets. In its review of other senior management performance and compensation for 1995, the Committee has also taken into account management's consistent commitment to the long-term success of the Company through development of new or improved products and the implementation of significant cost reductions, resulting in increased efficiencies and continued debt reduction.

   Based on its evaluation of these factors, the Committee believes that the senior management of the Company is dedicated to achieving significant improvements in long-term financial performance and that the compensation policies the Committee has implemented and administered have contributed to achieving this management focus.

   During each fiscal year, the Committee considers the desirability of recommending to the Long-Term Stock Incentive Committee granting senior executives, including executive officers, awards under the Incentive Plan, which provides the flexibility to grant longer-term incentives in a variety of forms, including performance units, stock options, stock appreciation rights and restricted stock. For 1995 the Committee determined not to recommend the grant of additional awards under the Incentive Plan.

Members of the Compensation Committee
Stephen W. Bershad
Anthony J. Fiorelli, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   Mr. Bershad, a member of the Compensation Committee, is Chairman of the Board and Chief Executive Officer of the Company.

STOCK PRICE PERFORMANCE GRAPH

   The information in the foregoing report and the following graph shall not be incorporated by reference (by any general statement incorporating this proxy statement by reference or otherwise) into any prior or future filing under the Exchange Act or the Securities Act of 1933, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

   The following graph shows the value of a $100 investment in Common Stock from August 30, 1991 through June 14, 1996, as of the dates indicated, compared with the value of a similar investment in the NASDAQ Non-Financial Stock Index and the S&P High Technology Composite Index at such times. The NASDAQ
Non-

Financial Stock Index is an index comprising all non-financial common shares traded on the NASDAQ National Market and the NASDAQ Small-Cap Market. The S&P High Technology Composite Index is an index comprising common shares of companies in the aerospace/defense, communications equipment, electronics and office equipment and supplies industries. Both the NASDAQ Non-Financial Stock Index and the S&P High Technology Composite Index are calculated on a total return basis to include the reinvestment of dividends. The Common Stock was first quoted on NASDAQ on August 14, 1991.

			[GRAPHICS OMITTED]



                   8/31/91  12/27/91  6/30/92  12/31/92  6/30/93  12/31/93  6/30/94  12/30/94  6/30/95  12/29/95  6/14/96
                   -------  --------  -------  --------  -------  --------  -------  --------  -------  --------  -------
VERNITRON
 COMMON  STOCK      $100     $ 88       $ 91     $ 91      $ 91     $ 38      $ 59     $ 35      $ 50     $ 54      $100
NASDAQ NON-
 FINANCIAL INDEX    $100     $114       $104     $124      $129     $143      $126     $137      $171     $189      $229
S&P HIGH
 TECHNOLOGY
 COMPOSITE INDEX    $100     $ 93       $100     $103      $115     $126      $124     $144      $196     $207      $239


(1) On July 20, 1994 the Company issued an additional 7,352,942 shares of Common Stock to existing stockholders at $0.34 per share pursuant to a rights offering of Common Stock. Prior to the rights offering, there were 5,185,070 shares of Common Stock outstanding.

AGREEMENTS WITH DIRECTORS AND OFFICERS

   The Company has entered into indemnification agreements with its directors and certain officers in order to induce them to continue to serve as directors and officers of the Company, indemnifying them for any and all liabilities incurred by them arising out of their service as directors or officers, other than liabilities arising out of conduct which has been determined in a final adjudication to constitute bad faith or a knowing violation of law or receipt by such person of an improper personal benefit. The rights to indemnification under such agreements are in addition to any rights to indemnification contained in the Company's Certificate of Incorporation or By-Laws, which provide for indemnification under certain circumstances. The Company has agreed to pay Messrs. Konopko and Kunzmann up to one year's base compensation and certain other benefits in the event of termination by the Company other than for cause.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth the number of shares of Common Stock beneficially owned by the Company's directors individually, and by all directors and officers as a group, as of April 30, 1996:


                                        SHARES         EXERCISABLE         TOTAL
                                        OWNED            STOCK            SHARES
                                    DIRECTLY OR          OPTION         BENEFICIALLY     PERCENT
                                    INDIRECTLY (1)      SHARES (2)         OWNED         OF CLASS
                                    --------------     ------------     ------------     --------

Stephen W. Bershad.................    5,685,157            50,400       5,735,557        44.8%
Anthony J. Fiorelli, Jr.(3)........       69,245                --          69,245          --
Eliot M. Fried (4).................           --                --              --          --
Directors and Executive Officers
as a group (5 persons).............    5,754,402            86,400       5,840,802        45.5%

--------------

(1) Does not include 1,066,099 shares of Common Stock owned by the Vernitron Corporation 401(K) Plan (the "401(K) Plan") as of April 30, 1996. Elliot N. Konopko and Raymond F. Kunzmann, who are executive officers of the Company, are the sole trustees of the 401(K) Plan and may be deemed to beneficially own such shares, although each of them disclaims beneficial ownership of such shares. Mr. Bershad owns 2,731,337 shares of Common Stock directly and 2,953,820 shares of Common Stock indirectly through SWB Holding Corporation, of which he is the sole shareholder and Chairman.

(2) Shares covered by stock options exercisable on April 30, 1996, or within 60 days thereafter.

(3) Less than 1% of the total Common Stock outstanding.

(4) Eliot M. Fried is a Managing Director and a Co-Chairman of the Investment Committee of Lehman, which may be deemed to beneficially own 2,318,705 shares of Common Stock. See "Principal Stockholders" below. Mr. Fried disclaims beneficial ownership of such shares.

   Mr. Bershad also directly owns, as of April 30, 1996, 149,041 shares of $1.20 Cumulative Exchangeable Redeemable Preferred Stock, $.01 par value per share ("Preferred Stock"), of the Company, constituting approximately 20.2% of the outstanding shares of Preferred Stock. No other director or officer owns any shares of Preferred Stock.

   The Company knows of no person who, as of April 30, 1996, beneficially owned more than five percent of the Common Stock outstanding, except for Mr. Bershad and except as set forth below.

                                                                    AMOUNT AND
       NAME AND ADDRESS                      NATURE OF              PERCENT OF
      OF BENEFICIAL OWNER               BENEFICIAL OWNERSHIP          CLASS
      -------------------               --------------------        ----------

   Lehman Electric Inc. (1)               2,318,705 shares            18.2%
   World Financial Center
   200 Vesey Street
   New York, NY  10285

   Paribas Principal, Inc. (2)            776,388 shares               5.5%
   787 Seventh Avenue
   New York, NY  10019

   Banque Paribas (2)                     666,312 shares               4.7%
   787 Seventh Avenue
   New York, NY  10019

   Victor A. Morgenstern                  909,000 shares               7.1%
   2 North LaSalle Street
   Chicago, IL  60602

   Vernitron Corporation 401(K) Plan    1,164,879 shares               9.1%
   Vernitron Corporation
   645 Madison Avenue
   New York, NY  10022

(1) Lehman Electric Inc., a Delaware corporation ("Lehman Electric"), is an investment vehicle. Lehman Brothers Inc., a Delaware corporation ("Lehman Brothers"), is a registered broker-dealer. Lehman Brothers Group Inc., a Delaware corporation ("Group"), is a holding company and parent of Lehman Electric. Lehman Brothers Holdings Inc., a Delaware corporation ("Holdings"), through its domestic and foreign subsidiaries, is a full line securities firm. It is the immediate parent of Lehman Brothers and Group. The foregoing entities (other than Lehman Brothers) may be deemed to beneficially own the 2,318,705 shares of Common Stock directly owned by Lehman Electric. In the ordinary course of its business on behalf of its customers, Lehman Brothers may purchase and sell shares of Common Stock.

(2) Paribas Principal, Inc. ("PPI") is a New York corporation and Banque Paribas ("Paribas") is a banking corporation organized under the laws of the Republic of France which maintains branches in a number of jurisdictions, and which is acting through its Grand Cayman Branch in connection with its investment in the Company. The principal business of PPI, a wholly-owned subsidiary of Paribas and a small business investment company licensed by the Small Business Administration under the Small Business Administration under the Small Business Investment Act of 1958, as amended, is that of making debt and equity investments in "small concerns" (as defined under the regulations of the Small Business Administration). Paribas is a subsidiary of Compagnie Financiere de Paribas ("Compagnie Financiere"), a diversified holding company organized under the laws of the Republic of France. the operating subsidiaries of Compagnie Financiere de Paribas engage in a wide variety of banking, financial services, manufacturing, trading, development and related activities. Through its Grand Cayman Branch, which is licensed under the laws of the jurisdiction to engage in banking activities, Paribas engages in lending activities, acceptance of deposits, international trade financing trading activities.

   Paribas' beneficial ownership of 666,312 shares of Common Stock (all of which Paribas has the option to purchase pursuant to a Warrant issued to it) constitutes beneficial ownership of 4.7% of the total number of shares of outstanding Common Stock, and PPI's beneficial ownership of 776,388 shares of Common Stock (all of which PPI has the option to purchase pursuant to a Warrant issued to it) constitutes beneficial ownership of 5.5% of the total number of shares of outstanding Common Stock. Paribas may be deemed to be the beneficial owner of the shares of Common Stock of the Company owned by PPI and PPI may be deemed to be the beneficial owner of the shares of Common Stock of the Company owned by Paribas.

   Paribas has the sole power to vote or to direct the vote of, and sole power to dispose or direct the disposition of, zero shares of Common Stock of the company. Pursuant to its Warrant, Paribas has the right to acquire 666,312 shares of Common Stock, as to which it neither has nor shares voting or dispositive power as of the date hereof. PPI has sole power to vote or to direct the vote of, and sole power to dispose or direct the disposition of, zero shares of Common Stock of the Company. Pursuant to its Warrant, PPI has the right to acquire 776,388 shares of Common Stock, as to which it neither has nor shares voting or dispositive power as of the date hereof.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   None, other than as set forth in Item 11 above.


                                    PART IV

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(A)(1) AND (2)  FINANCIAL STATEMENTS

   See accompanying index to financial statements and schedule.

(A)(3)  EXHIBITS

   See accompanying index to Exhibits.

(B)     REPORTS ON FORM 8-K

     During the quarter ended December 31, 1995, the Company filed one report on Form 8-K dated December 18, 1995, which included a press release announcing the Company's signing of a letter of intent to acquire Precision Aerotech, Inc.

                                   SIGNATURES

   Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  March 26, 1996*                VERNITRON CORPORATION
                                           (REGISTRANT)

                                       By /s/ STEPHEN W. BERSHAD
                                         ----------------------------------
                                         STEPHEN W. BERSHAD
                                         CHAIRMAN OF THE BOARD OF DIRECTORS
                                         AND CHIEF EXECUTIVE OFFICER

   Pursuant to the requirements of the Securities and Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities indicated this 26th day of March, 1996.*


    /s/ Stephen W. Bershad           Chairman of the Board of
    ----------------------------      Directors and Chief Executive
        STEPHEN W. BERSHAD            Officer


    /s/ Raymond F. Kunzmann          Vice President - Finance, Controller
    ----------------------------      and Chief Financial Officer
        RAYMOND F. KUNZMANN


    /s/ Anthony J. Fiorelli, Jr.     Director
    ----------------------------
        ANTHONY J. FIORELLI, JR.


    /s/ Eliot M. Fried               Director
    ----------------------------
        ELIOT M. FRIED



*Part III of this report was filed with the Securities and Exchange Commission by the Registrant on June 17, 1996, pursuant to the Securities Exchange Act of 1934, as the Registrant's proxy statement in respect of its Annual Meeting of Stockholders held on July 24, 1996.

                           ANNUAL REPORT ON FORM 10-K

                  ITEM 8, ITEM 14(A)(1) AND (2) AND ITEM 14(D)

         INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE

                              FINANCIAL STATEMENTS

                          YEAR ENDED DECEMBER 31, 1995

                             VERNITRON CORPORATION

               FORM 10-K -- ITEM 14(A)(1) AND (2) AND ITEM 14(D)
                             VERNITRON CORPORATION

         INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE


The following financial statements of Vernitron Corporation are included in
Item 8:

  Balance sheets -- December 31, 1995 and 1994..............................F-4

  Statement of operations -- For the years ended December 31, 1995,
   1994 and 1993............................................................F-6

  Statement of cash flows -- For the years ended December 31, 1995,
   1994 and 1993............................................................F-7

  Statement of shareholders' equity -- For the years ended December 31,
   1995, 1994 and 1993......................................................F-8

  Notes to financial statements.............................................F-9

  The following financial statement schedule of Vernitron Corporation is included in Item 14(d):

  Schedule II -- Valuation and qualifying accounts.........................F-17

  All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Vernitron Corporation:


      We have audited the accompanying balance sheets of Vernitron Corporation (a Delaware corporation) as of December 31, 1995 and 1994, and the related statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vernitron Corporation as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

      Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index to financial statements and financial statement schedule is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.





New York, New York
March 21, 1996

                            VERNITRON CORPORATION
                                BALANCE SHEETS
                            (Dollars in thousands)

                                                                         DECEMBER 31,
                                                                     -------------------
                                                                        1995       1994
                                                                     ---------  --------
                                          ASSETS
CURRENT ASSETS:
 Cash ..............................................................   $    91   $    27
 Accounts receivable, net of allowance for doubtful accounts of
 $233  in 1995 and $345 in 1994 ....................................     8,525     9,293
 Inventories, net ..................................................    16,544    14,527
 Other current assets ..............................................       651       468
                                                                     ---------  --------
  TOTAL CURRENT ASSETS .............................................    25,811    24,315
NET PROPERTY, PLANT AND EQUIPMENT ..................................     7,603     7,990
EXCESS OF COST OVER NET ASSETS ACQUIRED, net of accumulated
 amortization of $836 in 1995 and $627 in 1994 .....................     6,624     6,832
NET ASSETS HELD FOR DISPOSAL .......................................        --     2,507
OTHER ASSETS .......................................................       447       553
                                                                     ---------  --------
  TOTAL ASSETS .....................................................   $40,485   $42,197
                                                                     =========  ========

                      See notes to financial statements.

                            VERNITRON CORPORATION
                                BALANCE SHEETS
                (Dollars in thousands, except per share data)

                                                                       DECEMBER 31,
                                                                   -------------------
                                                                      1995       1994
                                                                   ---------  --------
                          LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable .................................................   $ 5,315   $ 6,394
Accrued expenses and other liabilities ...........................     5,696     5,941
Current portion of long-term debt ................................       466       442
                                                                   ---------  --------
 TOTAL CURRENT LIABILITIES .......................................    11,477    12,777
LONG-TERM DEBT, less current portion .............................    11,047    11,921
OTHER LONG-TERM LIABILITIES ......................................     2,697     3,579
DEFERRED INCOME ..................................................       519       651
SHAREHOLDERS' EQUITY:
$1.20 CUMULATIVE EXCHANGEABLE REDEEMABLE PREFERRED STOCK, $.01
 PAR VALUE: authorized 1,400,000 shares, issued and outstanding
 781,642 shares in 1995 and 672,344 shares in 1994 ...............         8         7
COMMON STOCK,$.01 PAR VALUE:
 authorized 20,000,000 shares, issued and outstanding 12,604,107
 in 1995 and 12,538,012 shares in 1994 ...........................       126       125
CAPITAL IN EXCESS OF PAR .........................................    14,611    13,982
RETAINED EARNINGS (Reflects application of quasi-
 reorganization accounting principles as of December 31, 1991,
 eliminating a deficit of $14,094) ...............................                (845)
                                                                   ---------  --------
TOTAL SHAREHOLDERS' EQUITY .......................................    14,745    13,269
                                                                   ---------  --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY .......................   $40,485   $42,197
                                                                   =========  ========

                      See notes to financial statements.

                             VERNITRON CORPORATION
                           STATEMENT OF OPERATIONS

                (Dollars in thousands, except per share data)

                                                                YEARS ENDED DECEMBER 31,
                                                         -------------------------------------
                                                              1995         1994         1993
                                                         ------------  -----------  -----------
NET SALES ..............................................  $    65,213   $   62,132   $   58,649

Cost of Sales ..........................................       47,973       44,903       43,338
Selling, general and administrative expenses  ..........       13,336       13,343       12,950
Restructuring/inventory writedown charges ..............                     1,315        3,500
Amortization of intangible assets ......................          209          209          209
                                                         ------------  -----------  -----------

OPERATING INCOME (LOSS) ................................        3,695        2,362       (1,348)

Interest expense .......................................        1,994        2,264        2,437
Other expense ..........................................          252           54           71
                                                         ------------  -----------  -----------
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE TAXES
 AND EXTRAORDINARY GAIN ................................        1,449           44       (3,856)
Charge in lieu of taxes ................................          565           17
                                                         ------------  -----------  -----------
INCOME (LOSS) FROM CONTINUING OPERATIONS
 BEFORE EXTRAORDINARY GAIN .............................          884           27       (3,856)

DISCONTINUED OPERATIONS:
Loss from operations, net of tax benefit of $92 in 1994                       (143)        (670)
Loss on disposal, net of tax benefit of $1,317 in 1994                      (2,059)
                                                         ------------  -----------  -----------

INCOME (LOSS) BEFORE EXTRAORDINARY GAIN                           884       (2,175)      (4,526)
Extraordinary gain on debt repurchase, net of charge in
 lieu of taxes of $3,744 in 1994 .......................                     5,856
                                                         ------------  -----------  -----------

NET INCOME (LOSS) ......................................          884        3,681       (4,526)
Preferred stock dividends ..............................          574          355          375
                                                         ------------  -----------  -----------
NET INCOME (LOSS) APPLICABLE TO COMMON SHAREHOLDERS  ....  $      310   $    3,326   $   (4,901)
                                                         ============  ===========  ===========

NET INCOME (LOSS) PER COMMON SHARE:
Continuing operations ..................................  $      0.02   $    (0.04)  $    (0.82)
Discontinued operations ................................                     (0.26)       (0.13)
Extraordinary gain .....................................                      0.69
                                                         ------------  -----------  -----------
Total ..................................................  $      0.02   $     0.39   $    (0.95)
                                                         ============  ===========  ===========

Weighted average common shares outstanding .............   12,555,368    8,509,003    5,185,070
                                                         ============  ===========  ===========

                      See notes to financial statements.

                             VERNITRON CORPORATION
                           STATEMENT OF CASH FLOWS

                            (Dollars in thousands)

                                                           YEARS ENDED DECEMBER 31,
                                                     ----------------------------------
                                                         1995        1994        1993
                                                     ----------  ----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss) .................................   $    884    $  3,681    $(4,526)
 Adjustments to reconcile net income (loss) to cash
  (used in) provided by operating activities:
  Extraordinary gain on debt repurchase, net  .....                  (5,856)
  Loss on disposal of discontinued operations, net                    2,059
  Utilization of pre quasi-reorganization tax
   benefits ........................................        519          16
  Depreciation and amortization ....................      1,622       1,742      1,732
  (Increase) decrease in accounts receivable  ......        768        (970)       934
  (Increase) decrease in inventories ...............     (2,017)        682      2,019
  (Increase) decrease in other current assets  .....       (183)        498        449
  Increase (decrease) in accounts payable, accrued
   expenses and other liabilities ..................     (1,324)        349         10
  Increase (decrease) in other long-term
   liabilities .....................................       (882)       (461)       113
  Other--net .......................................       (343)       (349)        87
                                                     ----------  ----------  ----------
    NET CASH (USED IN) PROVIDED BY
     OPERATING ACTIVITIES ..........................       (956)      1,391        818
                                                     ----------  ----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital expenditures ..............................     (1,026)       (797)      (381)
 Proceeds from sale of assets ......................      2,896         605
                                                     ----------  ----------  ----------
    NET CASH PROVIDED BY (USED IN)
     INVESTING ACTIVITIES ..........................      1,870        (192)      (381)
                                                     ----------  ----------  ----------
    CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from borrowings ..........................     69,614      45,665      3,900
 Repayment of borrowings ...........................    (70,464)    (49,272)    (4,350)
 Net proceeds from common stock rights offering  ...                  2,332
                                                     ----------  ----------  ----------
    NET CASH USED IN FINANCING ACTIVITIES ..........       (850)     (1,275)      (450)
                                                     ----------  ----------  ----------
    NET INCREASE (DECREASE) IN CASH ................         64         (76)       (13)
CASH AT BEGINNING OF YEAR ..........................         27         103        116
                                                     ----------  ----------  ----------
CASH AT END OF YEAR ................................   $     91    $     27    $   103
                                                     ==========  ==========  ==========

                      See notes to financial statements.

                             VERNITRON CORPORATION
                      STATEMENT OF SHAREHOLDERS' EQUITY

                (Dollars in thousands, except per share data)


                                     PREFERRED STOCK         COMMON STOCK         CAPITAL     RETAINED
                                  -------------------  ----------------------    IN EXCESS    EARNINGS
                                    SHARES     AMOUNT      SHARES      AMOUNT     OF PAR     (DEFICIT)
                                  ---------  --------  ------------  --------  -----------  ------------
Balance at December 31, 1992        495,896      $5       5,185,070     $ 52      $ 9,546     $     --
 Net Loss .......................                                                               (4,526)
 Dividends (a) ..................    82,050       1                                   374         (375)
 Transfer to Capital in Excess
  of Par (b) ....................                                                    (375)         375
 Other ..........................                                                      (1)
                                  ---------  --------  ------------  --------  -----------  ----------
Balance at December 31, 1993        577,946       6       5,185,070       52        9,544       (4,526)
                                  ---------  --------  ------------  --------  -----------  ----------

 Net Income .....................                                                                3,681
 Dividends (a) ..................    94,398       1                                   354         (355)
 Transfer to Capital in Excess
  of Par (b) ....................                                                    (355)         355
 Common Stock rights offering  ..                         7,352,942       73        2,259
 Amount realized from
  utilization of pre
  quasi-reorganization tax
  benefits ......................                                                   2,182
 Other ..........................                                                      (2)
                                  ---------  --------  ------------  --------  -----------  ----------
Balance at December 31, 1994        672,344       7      12,538,012      125       13,982         (845)
                                  ---------  --------  ------------  --------  -----------  ----------

 Net Income .....................                                                                  884
 Dividends (a) ..................   109,298       1                                   573         (574)
 Transfer to Capital in Excess
  of Par (b) ....................                                                    (535)         535
 Contribution to 401(k) plan  ...                            58,095        1           66
 Amount realized from
  utilization of pre
  quasi-reorganization tax
  benefits ......................                                                     519
 Other ..........................                             8,000                     6
                                  ---------  --------  ------------  --------  -----------  ----------
Balance at December 31, 1995        781,642      $8      12,604,107     $126      $14,611     $     --
                                  =========  ========  ============  ========  ===========  ==========

------------

   (a) Represents a 15% dividend paid in additional shares and valued at the average of the closing bid and ask price as of the dividend record date. The per share amounts of these dividends were $.70, $.57 and $.79 per share of Preferred Stock in 1993, 1994 and 1995, respectively.

   (b) Represents transfer of the excess of Preferred Stock dividends over available Retained Earnings.









                       SEE NOTES TO FINANCIAL STATEMENTS.

                               VERNITRON CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

                                 DECEMBER 31, 1995

                   (Dollars in thousands, except per share data)


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Revenue is recognized upon the shipment of product or when services are rendered.

  Inventories are priced at the lower of cost (principally first-in, first-out, or average) or market.

  Deferred financing costs are amortized ratably over the life of the corresponding debt or commitment.

  The excess of cost over net assets acquired is being amortized over thirty-five years using the straight-line method. The company continually reviews goodwill to assess recoverability from future operations using undiscounted cash flows. Impairments would be recognized in operating results if a permanent diminution in value occurred.

  Property, plant and equipment are stated at cost, less accumulated depreciation. Depreciation is provided primarily by the straight-line method using estimated lives for buildings and improvements of 20 years and for machinery and equipment using estimated useful lives ranging from 3 to 8 years.

  Inter-division items and transactions have been eliminated in consolidation.

  Certain items in the 1994 and 1993 financial statements have been reclassified to conform to the 1995 presentation.

  Per share data is based upon the weighted average of common shares Outstanding during each period. outstanding common stock options or warrants have not been included in the 1995, 1994 or 1993 computation of per share data as they were deemed to have been anti-dilutive.

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2 - DISCONTINUED OPERATIONS

  In September 1994, the Company adopted a plan to dispose of all of its Electronic Components business which was comprised of the trimmer, transformer and microwave component product lines. The disposal has been accounted for as a discontinued operation and, accordingly, the related net assets and operating results have been reported separately from continuing operations. The Company's 1993 Statement of Operation has been restated to reflect continuing operations. The loss on disposal of the Electronic Components business for the year ended December 31, 1994 is comprised of the loss on disposal of the net assets of the business and operating losses until disposal. During 1994, the Company sold a portion of the assets of its Electronic Components business for $605. During 1995, the Company sold the remaining discontinued business assets for $1,500.

                               VERNITRON CORPORATION

                           NOTES TO FINANCIAL STATEMENTS


NOTE 2 - DISCONTINUED OPERATIONS (CONT'D)

Net assets held for disposal as of December 31, 1994 consisted of the following:

 Inventory                                                             $ 1,992
Machinery & Equipment                                                      365
Other current assets                                                        59
Current liabilities                                                       (478)
Reserve to write-down net assets
 held for disposal to net
 realizable value                                                       (1,065)
                                                                     ---------
Net assets of discontinued operations                                      873
Idle facility (See Note 8)                                               1,634
                                                                     ---------
Net assets held for disposal                                           $ 2,507
                                                                     =========

  Revenues applicable to the discontinued business for the years ended December 31, 1995, 1994 and 1993 were $290, $6,897 and $9,095, respectively. The loss from operations of the discontinued Electronic Components business from September 30, 1994 to December 31, 1994 and through the date of disposal in 1995, were $326 and $40, respectively, net of related tax benefits. These losses were charged to a reserve established in 1994 as part of the loss on disposal.

NOTE 3 - SHAREHOLDERS' EQUITY

COMMON STOCK -

  In July 1994, the Company completed a rights offering of Common Stock in which 7,352,942 shares were issued for gross proceeds of $2,500 ($2,332, net of expenses).

PREFERRED STOCK -

  The certificate of designation setting forth the amended terms of the Company's $1.20 Cumulative Exchangeable Redeemable Preferred Stock provides for, among other things, (1) a liquidation preference of $8 per share, (2) an annual dividend of $1.20 per share, and (3) the ability to pay dividends thereon in additional shares instead of cash up to March 1, 1996. Under the certificate of designation, the right to receive cash dividends is expressly subject to, among other things, any provision contained from time to time in the Company's financing agreements prohibiting the payment of cash dividends. The Company's Senior Credit Facility prohibits the payment of cash dividends (see Note 4) and the financing agreements to be entered into by the Company in connection with the acquisition of Precision Aerotech, Inc. will contain a similar prohibition (see Note 10). The Company at its option may redeem the Preferred Stock at a price of $8.00 per share or an amount per share equal to the product of 1.1 and the average of the NASDAQ daily closing prices per share (defined in general to be the average of the highest reported bid and the lowest reported asked prices) for ten consecutive trading days, as defined, together with all accrued and unpaid dividends to the redemption date.

  Since August, 1991, the Company has paid quarterly dividends on the Preferred Stock in additional shares at an annual rate of 15% based on the shares outstanding.

                             VERNITRON CORPORATION

                         NOTES TO FINANCIAL STATEMENTS


NOTE 4 - LONG-TERM DEBT


                            1995       1994
                         ---------  ---------
Credit Facility ........   $ 9,643    $10,493
Industrial Revenue Bond      1,870      1,870
                         ---------  ---------
                            11,513     12,363
Less current portion  ..       466        442
                         ---------  ---------
                           $11,047    $11,921
                         =========  =========

  In July 1994, the Company obtained a new $15,000 four-year, senior secured credit facility (the "Senior Credit Facility"). The proceeds of the Senior Credit Facility along with the net proceeds of the rights offering (see Note 3) were used to repurchase the Company's bank indebtedness at a discount and to provide additional working capital. As a result of the repurchase of indebtedness, an extraordinary gain of $5,856, net of a charge in lieu of taxes of $3,744, was recorded.

  During 1995, the Company negotiated an amendment to the Senior Credit Facility increasing the amount that can be borrowed under the facility to $17,500, subject to availability based on the satisfaction of certain borrowing base formulas. As of December 31, 1995, $13,600 of the $17,500 credit facility was available to the Company.

  Borrowings under the Senior Credit Facility bear interest at a fluctuating rate per annum equal to the rate of interest publicly announced by Chemical Bank as its prime rate plus 2.5% (the prime rate was 8.5% at December 31, 1995). A commitment fee of .5% is payable on any unused amount of the Senior Credit Facility. The Senior Credit Facility contains certain restrictive covenants which, among other things, impose limitations with respect to the incurrence of additional liens, mergers, consolidations and specified sale of assets. In addition, the Senior Credit Facility prohibits the payment of cash dividends. Borrowings under the Senior Credit Facility are secured by substantially all of the assets of the Company.

  The Company had outstanding at December 31, 1995, industrial development revenue bonds (the "Bonds") in the amount of $1,870 secured by its Gilford, NH manufacturing facility which has a net carrying amount of approximately $2,200. The Bonds are payable in 2005. During 1994, the Bonds were remarketed and, as a result, a letter of credit securing repayment was released and the interest rate was converted from a floating rate to a fixed rate of 13% per annum.

  Scheduled debt maturities during the next five years, which are comprised solely of payment under the Company's Senior Credit Facility (as amended) are $466 (1996), $466 (1997) and $8,711 (1998).

                             VERNITRON CORPORATION

                         NOTES TO FINANCIAL STATEMENTS



NOTE 5 - BALANCE SHEET INFORMATION

  The details of certain balance sheet accounts are as follows:


                                                    1995       1994
                                                 ---------  ---------
Inventories:
 Raw materials .................................   $ 7,203    $ 7,623
 Work-in-process ...............................     5,293      6,098
 Finished goods ................................     9,255      8,532
                                                 ---------  ---------
                                                    21,751     22,253
 Less reserves .................................     5,207      7,726
                                                 ---------  ---------
                                                   $16,544    $14,527
                                                 =========  =========
Net property, plant and equipment:
 Land ..........................................   $   600    $   600
 Buildings and improvements ....................     3,923      3,562
 Machinery and equipment .......................     8,155      7,490
                                                 ---------  ---------
                                                    12,678     11,652
 Less accumulated depreciation and amortization      5,075      3,662
                                                 ---------  ---------
                                                   $ 7,603    $ 7,990
                                                 =========  =========
Accrued expenses and other liabilities:
 Compensation and related benefits .............   $ 2,180    $ 2,180
 Legal .........................................       280        443
 Other .........................................     3,236      3,318
                                                 ---------  ---------
                                                   $ 5,696    $ 5,941
                                                 =========  =========


NOTE 6 - INCOME TAXES

   At December 31, 1995, the Company has net operating loss carryforwards of approximately $13,300 which expire in the years 2005 through 2009 and alternative minimum tax credit carryforwards of approximately $270. In addition, the Company has approximately $7,200 of previously unrecognized tax benefits, principally related to inventories. As the portion of the loss carryforwards and deferred tax benefits originating prior to the 1991 quasi-reorganization are realized, the corresponding tax effect will be credited to Capital in Excess of Par under quasi-reorganization accounting principles rather than reducing the Provision for Taxes. In 1995, $519 was credited to Capital in Excess of Par representing the utilization of such pre quasi-reorganization tax benefits to offset current year tax expense. As of December 31, 1995, $4,526 of the pre quasi-reorganization tax effected benefits remain unutilized. The utilization and realization of the carryforwards and future tax benefits will substantially reduce or eliminate the amount of cash taxes payable on taxable income in the future.

   The Company utilizes the liability method (SFAS No. 109) in accounting for income taxes. Income (loss) from continuing operations before taxes is from domestic sources only for each of the three years ended December 31, 1995.

                             VERNITRON CORPORATION

                           NOTES TO FINANCIAL STATEMENTS


NOTE 6 - INCOME TAXES (CONT'D)

  The provision for taxes on income from continuing operations consists of:

                                         1995    1994    1993
                                       ------  ------  ------
Current taxes:
 U.S. Federal--charge in lieu of
 taxes ...............................   $454    $14     $--
 State and local .....................    111      3      --
                                       ------  ------  ------
                                          565     17      --
                                       ------  ------  ------
Deferred taxes:
 U.S. Federal ........................
                                       ------  ------  ------

                                         $565    $17     $--
                                       ======  ======  ======


   The reasons for the difference between the provision for taxes and the amount computed by applying the statutory federal income tax rate to income
(loss) before taxes are as follows:


                                                      1995    1994      1993
                                                    ------  ------  ----------
U.S. federal statutory rate .......................     34%     34%        34%
Computed expected tax provision (benefit)  ........   $493    $ 15    $(1,539)
Increase (decrease) in taxes resulting from:
 State and local taxes, net of federal tax benefit      72       2
 Amortization of goodwill .........................     71      71         71
 Portion of loss not currently realizable  ........                     1,468
 Other ............................................    (71)    (71)
                                                    ------  ------  ----------

Actual tax provision ..............................   $565    $ 17       $ --
                                                    ======  ======  ==========

   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:


                                          DECEMBER 31,
                                      -------------------
                                         1995      1994
                                      --------  ---------
Tax net operating loss carryforwards   $ 4,794    $ 4,130
Inventory valuation differences  ....    2,070      1,736
Other, net ..........................      389      1,057
                                      --------  ---------
 Sub-total ..........................    7,253      6,923
Valuation allowance .................   (7,253)    (6,923)
                                      --------  ---------

Total deferred taxes ................     $ --       $ --
                                      ========  =========


   The net change in the valuation allowance in 1995 and 1994 was an increase of $330 and a decrease of $1,713, respectively.

   Total net federal, foreign and state and local income taxes paid (refunded), in 1995, 1994, and 1993 were $52, $(9), and $(8), respectively.

                             VERNITRON CORPORATION

                           NOTES TO FINANCIAL STATEMENTS


NOTE 7 - PENSION ARRANGEMENTS

  The Company has two pension plans for which benefits and participation have been frozen. Pension benefits under these plans are generally based upon years of service and compensation. The Company's funding policy is to contribute amounts to these plans sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, plus such additional amounts as the Company may determine to be appropriate from time to time.

  Multi-employer plans covering certain union members generally provided benefits of stated amounts for each year of service. During 1994, in connection with the restructuring of the Motion Control group (see Note 8), the employment of the union members participating in these multi-employer plans ended and, as a result, contributions to these plans ceased. As of December 31, 1995, there were no unpaid contributions to multi-employer plans.

  A summary of components of net periodic pension cost for the defined benefit plans and the total contribution charged to pension expense for the multi-employer plans follows:



                                                  1995    1994    1993
                                                ------  ------  ------
Defined benefit plans:
Service cost-benefits earned during the period    $ --    $ --    $ --
Interest cost on projected benefit obligation       74      73     105
Actual return on plan assets ..................    (25)      1       5
Net amortization and deferral .................     17      (5)    (10)
                                                ------  ------  ------
Net pension cost of defined benefit plans  ....     66      69     100
Multi-employer plans ..........................             59     301
                                                ------  ------  ------
Total pension expense .........................   $ 66    $128    $401
                                                ======  ======  ======

Assumptions used in accounting for the defined benefit plans as of the plans' measurement dates were:

                                               1995    1994    1993
                                             ------  ------  ------
Weighted-average discount rate .............   7.5%    7.5%    7.5%
Expected long-term rate of return on assets    6.0%    6.0%    7.3%

                           NOTES TO FINANCIAL STATEMENTS

                             VERNITRON CORPORATION


NOTE 7 - PENSION ARRANGEMENTS, (CONT'D)

 The following table sets forth the funded status and amount recognized in the consolidated balance sheets for the Company's defined benefit pension plans.



                                                          1995      1994      1993
                                                       --------  --------  --------
Actuarial present value of benefit obligations:
Vested benefit obligation ............................   $1,116    $1,026    $1,003
                                                       ========  ========  ========
Accumulated benefit obligation .......................   $1,116    $1,026    $1,003
                                                       ========  ========  ========
Projected benefit obligations ........................   $1,116    $1,026    $1,003
Less plan assets at fair market value ................      231        32        35
                                                       --------  --------  --------
Projected benefit obligation in excess of plan assets       885       994       968
Unrecognized net gain ................................       98        83        80
                                                       --------  --------  --------
Net pension liability recognized in the balance sheet    $  983    $1,077    $1,048
                                                       ========  ========  ========


  Unrecognized net gains and losses are amortized over the average future service lives of participants. Plan assets are invested in a managed portfolio consisting primarily of equity securities.

  Under the Company's 401(k) plan, eligible employees may elect to contribute a percentage of their earnings which the Company has matched up to 3% of gross earnings based on the level of income. Company matching contributions were $325 in 1995 and $363 in 1994. The Company made no matching contribution in 1993.

NOTE 8 - OTHER INFORMATION

RESTRUCTURING PLAN -

  During 1993, the Company announced its plan to restructure its Motion Control group. The motion control business had been organized as two separate divisions. The plan consolidated the two divisions under a single operating management based in San Diego. In connection with the restructuring, the Company recorded a charge of $3,500. The charge included $2,300 for the write-down of slow moving and excess inventory to net realizable value. In addition, $1,200 was recorded for severance, early retirement, other employee-related benefits and other related charges. As part of the restructuring, the Company closed its Deer Park, New York facility.

 During 1994, the Company recorded an additional $1,315 charge related to this restructuring, $1,015 of which provided additional inventory reserves to reflect slower turnover of the inventory than was anticipated in the 1993 charge calculation. The remaining $300 of the 1994 charge was to adjust the carrying amount of the Deer Park, New York facility.

 In September 1995, the Company sold the idle Deer Park, New York facility for net proceeds of $1,401. Included in other expense, is a loss in the sale of this facility of $233.

                             VERNITRON CORPORATION


                           NOTES TO FINANCIAL STATEMENTS


NOTE 8 - OTHER INFORMATION, (CONT'D)

STOCK OPTIONS -

     Options to purchase up to 193,000 shares of Vernitron common stock, with exercise prices of $.75 - $.83 per share, have been issued to certain key employees of the Company. Of that amount, 133,900 options are vested, with the balance becoming vested as follows: 30,300 (1996) and 28,800 (1997). These options are exercisable for up to seven years from the date of grant. There are 249,000 shares available for future grant.

INTEREST PAID - in 1995, 1994, and 1993 was $1,989, $1,883 and $2,168
respectively.

NOTE 9 - COMMITMENTS AND CONTINGENCIES

     Future minimum payments, under noncancellable operating leases (exclusive of property expenses and net of sublease rental income), as of December 31, 1995, are as follows:

1996 ...............   $1,399
1997 ...............    1,333
1998 ...............    1,088
1999 ...............    1,177
2000 ...............      139
2001 and thereafter       272
                     --------
                       $5,408
                     ========

     Rent expense under such leases, net of sublease rental income, amounted to $1,539 in 1995, $1,379 in 1994 and $1,348 in 1993.

     In February 1990, the Company sold and leased back its San Diego, California facility under an operating lease. The Company has a deferred gain as of December 31, 1995 on this transaction of $519, which is being amortized to income over the ten year lease term as a reduction of annual rent expense.

     The Company is a defendant in various lawsuits, none of which is expected to have a material adverse effect on the Company's financial position or results of operations.

NOTE 10 - SUBSEQUENT EVENTS

     In February 1996, the company entered into a definitive merger agreement to acquire Precision Aerotech, Inc. Precision Aerotech designs, manufactures and markets laser scanners, precision metal optics, high performance air bearings and precision machined parts sold predominantly in commercial markets. Precision Aerotech's sales for the twelve months ended January 31, 1996 were approximately $43.5 million.

     The definitive merger agreement contemplates the payment of $5 per share in cash for each outstanding share of common stock of Precision Aerotech and the repayment of Precision Aerotech's debt. It is expected that the purchase will require approximately $19 million in cash, all of which Vernitron expects will be financed with additional borrowings. Completion of the transaction is subject to the satisfaction of customary conditions, including receipt of all necessary financing by the Company. Shareholders owning 95% of Precision Aerotech's common stock have agreed to sell their shares to Vernitron and vote in favor of the merger. Subject to the foregoing, the acquisition is expected to close in the second quarter of 1996.

                             VERNITRON CORPORATION


                 SCHEDULE II VALUATION AND QUALIFYING ACCOUNTS

                            (DOLLARS IN THOUSANDS)



----------------------------------------------------------------------------------------------
COL. A                            COL. B       COL. C     COL. D      COL. E       COL. F
----------------------------------------------------------------------------------------------
                                       Additions
                                 ----------------------
                                 Balance at  Charged to  Charged to
                                 Beginning   Costs and   Other                    Balance at
       Classification            of Period   Expenses    Accounts    Deductions  End of Period
       --------------            ----------  ----------  ----------  ----------  -------------


Allowance for doubtful accounts
-------------------------------

Year ended December 31, 1995:       $345       $106                    $218(a)       $233
Year ended December 31, 1994:       $278       $124                    $ 57(a)       $345
Year ended December 31, 1993:       $291       $ 40                    $ 53(a)       $278



----------------
(a)   Uncollectible accounts written off, net of recoveries.

                                                              EXHIBIT B TO
                                                              OFFERING CIRCULAR
-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                  ------------

                                  FORM 10-QA-1


              QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                    FOR THE QUARTER ENDED SEPTEMBER 30, 1996

                         COMMISSION FILE NUMBER 0-16182

                                 -------------

                            AXSYS TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)


              DELAWARE                                  11-1962029
   (State or other jurisdiction of                  (I.R.S. Employer
   incorporation or organization)                 Identification Number)

      645 MADISON AVENUE
      NEW YORK, NEW YORK                                  10022
(Address of principal executive offices)                (Zip Code)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (212) 593-7900

                             Vernitron Corporation
                  (former name, if changed since last report)

                                   -------------

INDICATE BY CHECK MARK WHETHER THE REGISTRANT: (1) HAS FILED ALL REPORTS REQUIRED TO BE FILED BY SECTION 13 OR 15 (D) OF THE SECURITIES EXCHANGE ACT OF 1934 DURING THE PRECEDING 12 MONTHS (OR FOR SUCH SHORTER PERIOD THAT THE REGISTRANT WAS REQUIRED TO FILE SUCH REPORTS), AND (2) HAS BEEN SUBJECT TO SUCH FILING REQUIREMENTS FOR THE PAST 90 DAYS:

                                YES   X    NO


2,568,940 SHARES OF COMMON STOCK, $.01 PAR VALUE, WERE OUTSTANDING AS OF DECEMBER 20, 1996.




-------------------------------------------------------------------------------

                             VERNITRON CORPORATION
                                     INDEX

On December 11, 1996, the Registrant sold its wholly-owned subsidiary, L&S Machine Co., Inc., which was acquired as part of its acquisition of Precision Aerotech, Inc., on April 25, 1996. Since the acquisition, the Registrant has included in its consolidated results of operations through September 30, 1996, sales, operating income and interest expense attributable to L&S of $5,955,000, $293,000 and $676,000, respectively. The Registrant is filing this amendment to its Quarterly Report on Form 10-Q for the period ended September 30, 1996 to report L&S as an asset held for disposal as of April 26, 1996. Accordingly, no gain will be recorded in connection with the sale of L&S. Earnings per share applicable to the Registrant's Common Stock, as originally reported, were $.08 and $.28 for the quarter and nine-month periods ended September 30, 1996, respectively. After giving effect to the amendment, earnings per share for the quarter and nine-month periods ended September 30, 1996 will be $.14 and $.38, respectively.


                                                                       PAGE
                                                                       ----

PART I.  FINANCIAL INFORMATION
------------------------------

Item 1.  Financial Statements (Unaudited):

  Condensed Consolidated Statements of Operations -
   Quarter Ended September 30, 1996 and 1995                            3

  Condensed Consolidated Statements of Operations -
   Nine Months Ended September 30, 1996 and 1995                        4

  Condensed Consolidated Balance Sheets -
   September 30, 1996 and December 31, 1995                             5

  Condensed Consolidated Statements of Cash Flows-
   Nine Months Ended September 30, 1996 and 1995                        6

  Notes to Condensed Consolidated Financial Statements                  7


Item 2.  Management's Discussion and Analysis of Financial
   Condition and Results of Operations                                 11


PART II.  OTHER INFORMATION
---------------------------

Item 6.  Exhibits and Reports on Form 8-K                              14

SIGNATURES                                                             14
----------


PART 1. FINANCIAL INFORMATION

ITEM I. FINANCIAL STATEMENT

                            VERNITRON CORPORATION
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
           (Unaudited, dollars in thousands, except per share data)

                                                      QUARTER ENDED SEPTEMBER
                                                                30,
                                                     -----------------------
                                                         1996         1995
                                                     -----------  ----------
Net Sales ..........................................  $   24,233   $   15,633
Cost of sales ......................................      18,121       11,806
Selling, general and administrative expenses  ......       4,430        2,848
Amortization of intangible assets ..................          55           53
                                                     -----------  ----------
Operating income ...................................       1,627          926
Interest expense ...................................         615          497
Other (income) expense .............................           9          234
                                                     -----------  ----------
Income before taxes ................................       1,003          195
Charge in lieu of taxes ............................         396           76
                                                     -----------  ----------
Net income .........................................         607          119
Preferred stock dividends ..........................         221          159
                                                     -----------  ----------
Net income (loss) applicable to common shareholders   $      386   $      (40)
                                                     ===========  ==========
Earnings (loss) per share ..........................  $     0.14   $    (0.02)
                                                     ===========  ==========
Weighted average common shares outstanding  ........   2,757,746    2,508,155
                                                     ===========  ==========

          See notes to condensed consolidated financial statements.

                              VERNITRON CORPORATION
                  CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
              (Unaudited, dollars in thousands, except per share data)

                                                                   NINE MONTHS ENDED
                                                                     SEPTEMBER 30,
                                                               -----------------------
                                                                   1996         1995
                                                               -----------  ----------
Net Sales ....................................................  $   64,778   $   49,383
Cost of sales ................................................      48,011       36,230
Selling, general and administrative expenses .................      11,932        9,973
Amortization of intangible assets ............................         157          157
                                                               -----------  ----------
Operating income .............................................       4,678        3,023
Interest expense .............................................       1,657        1,534
Other (income) expense .......................................          (4)         249
                                                               -----------  ----------
Income before taxes and extraordinary item ...................       3,025        1,240
Charge in lieu of taxes ......................................       1,216          484
                                                               -----------  ----------
Income before extraordinary item .............................       1,809          756
Extraordinary loss on early extinguishment of debt, net of
 tax benefit .................................................        (173)          --
                                                               -----------  ----------
Net income ...................................................       1,636          756
Preferred stock dividends ....................................         626          417
                                                               -----------  ----------
Net income applicable to common shareholders .................  $    1,010   $      339
                                                               ===========  ==========
Earnings per share:
 Earnings before extraordinary charge ........................  $     0.44   $     0.14
 Extraordinary charge ........................................       (0.06)          --
                                                               -----------  ----------
                                                                $     0.38   $     0.14
                                                               ===========  ==========
Weighted average common shares outstanding ...................   2,662,650    2,507,789
                                                               ===========  ==========

          See notes to condensed consolidated financial statements.

                            VERNITRON CORPORATION
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                            (Dollars in thousands)

                                                                 SEPTEMBER 30,    DECEMBER 31,
                                                                     1996             1995
                                                               ---------------  --------------
                                                                  (UNAUDITED)
                                             ASSETS
CURRENT ASSETS
 Cash ........................................................      $ 5,677         $    91
 Accounts receivable - net ..................................        13,269           8,525
 Inventories - net ..........................................        23,533          16,544
 Other current assets ........................................          710             651
                                                               ---------------  --------------
  TOTAL CURRENT ASSETS .......................................       43,189          25,811
PROPERTY, PLANT AND EQUIPMENT - net .........................        12,666           7,603
EXCESS OF COST OVER NET ASSETS ACQUIRED - net ...............         6,466           6,624
NET ASSETS HELD FOR DISPOSAL .................................       10,721
OTHER ASSETS .................................................          499             447
                                                               ---------------  --------------
  TOTAL ASSETS ...............................................      $73,541         $40,485
                                                               ===============  ==============
                              LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
 Accounts payable ............................................      $ 7,303         $ 5,315
 Accrued expenses and other liabilities ......................        8,504           5,696
 Current portion of long-term debt and capital lease
  obligations ................................................        3,889             466
                                                               ---------------  --------------
  TOTAL CURRENT LIABILITIES ..................................       19,696          11,477
LONG-TERM DEBT & CAPITAL LEASES, less current portion  .......       33,715          11,047
OTHER LONG-TERM LIABILITIES ..................................        2,314           2,697
DEFERRED INCOME ..............................................          420             519
SHAREHOLDERS' EQUITY:
 Preferred Stock, issued and outstanding 738,584 shares in
  1996 and 781,642 shares in 1995 ............................            7               8
 Common Stock, issued and outstanding 2,561,920 shares in
  1996 and 2,520,821 shares in 1995 ..........................           26              25
 Capital in Excess of Par ....................................       15,817          14,712
 Retained Earnings ...........................................        1,546              --
                                                               ---------------  --------------
  TOTAL SHAREHOLDERS' EQUITY .................................       17,396          14,745
                                                               ---------------  --------------
  TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY .................      $73,541         $40,485
                                                               ===============  ==============

          See notes to condensed consolidated financial statements.

                            VERNITRON CORPORATION
               CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                      (Unaudited, dollars in thousands)

                                                              NINE MONTHS
                                                          ENDED SEPTEMBER 30,
                                                        ----------------------
                                                            1996        1995
                                                        ----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income ...........................................   $  1,636    $    756
 Adjustments to reconcile net income to cash provided
  by (used in) operating activities:
 Extraordinary loss, net ..............................        173          --
 Realization of net operating loss carryforward  ......        877         436
 Depreciation and amortization ........................      1,961       1,179
 Increase in current assets, other than cash  .........     (1,857)     (1,085)
 Decrease in current liabilities ......................       (928)     (1,158)
 Decrease in long-term liabilities ....................       (508)       (615)
 Other - net .........................................        (641)       (343)
                                                        ----------  ----------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES  ..        713        (830)
                                                        ----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital expenditures .................................     (1,141)       (727)
 Acquisition of business, net of cash acquired  .......     (4,728)         --
 Proceeds from sale of assets .........................        206       2,929
                                                        ----------  ----------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES  ..     (5,663)      2,202
                                                        ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from borrowings .............................     62,786      51,831
 Repayment of borrowings ..............................    (51,830)    (53,149)
 Redemption of preferred stock odd lot shares  ........       (420)         --
                                                        ----------  ----------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES  ..     10,536      (1,318)
NET INCREASE IN CASH ..................................      5,586          54
CASH AT BEGINNING OF PERIOD ...........................         91          27
                                                        ----------  ----------
CASH AT END OF PERIOD .................................   $  5,677    $     81
                                                        ==========  ==========

          See notes to condensed consolidated financial statements.

                             VERNITRON CORPORATION

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                             (Dollars in thousands)

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements include Vernitron Corporation and its subsidiaries (the "Company"). These financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation (consisting of normal recurring accruals) have been included. Operating results for the quarter and nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996. For further information, refer to the financial statements and footnotes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and the Company's Current Reports on Form 8-K.

Certain reclassifications have been made to previously reported financial statements to conform to current classifications.

Earnings per share data for the periods were computed by dividing net income applicable to common shareholders by the weighted average number of shares of common stock outstanding during such periods. The calculation of weighted average number of shares assumes the conversion of those common stock equivalents which have a dilutive effect on earnings for the period presented. Common stock equivalents consist of warrants issued in connection with the Company's new credit facility (see Note 5) and employee stock options.

NOTE 2 - SUPPLEMENTAL CASH FLOW INFORMATION

                                               NINE MONTHS ENDED
                                                 SEPTEMBER 30,
                                              ------------------
                                                 1996      1995
                                              --------  --------
Cash paid for:
 Interest                                       $1,395    $1,446
                                              ========  ========
 Income Taxes                                   $  441    $   55
                                              ========  ========
Non-cash investing and financing activities:
                                                             $
 Equipment acquired under capital leases        $  590        --
                                              ========  ========


NOTE 3 - ACQUISITION OF PRECISION AEROTECH, INC.

On April 25, 1996, the Company completed its previously announced acquisition of Precision Aerotech, Inc. ("PAI"). Pursuant to the Agreement and Plan of Merger dated February 16, 1996, each outstanding share of common stock of PAI was canceled and converted into the right to receive $5.00 per share in cash. Based on 789,208 shares of PAI Common Stock outstanding immediately prior to the acquisition, the aggregate consideration paid therefor was $3.9 million. In addition, the Company repaid $12 million of borrowings under PAI term loans. Precision Aerotech designs, manufactures and markets laser scanners, precision metal optics, high performance air bearings and precision machined parts sold predominantly in commercial markets.

                             VERNITRON CORPORATION
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                             (Dollars in thousands)


The acquisition has been accounted for under the purchase method of accounting and, accordingly, the results of operations of PAI have been included in the accompanying consolidated financial statements since the date of acquisition. The cost of the acquisition has been allocated on the basis of the estimated fair market value of the assets acquired and liabilities assumed. During the acquisition process, the Company determined that L&S Machine Company, Inc., ("L&S") a wholly-owned subsidiary of PAI which manufactures structural components for the aerospace industry, did not fit its long-term strategy and would be subsequently sold. As a result, L&S has been accounted for as a net asset held for disposal as of the PAI acquisition date. The portion of the PAI acquisition cost allocated to this asset represents the net proceeds expected to be realized upon sale, which includes an amount for estimated results of operations of the L&S business during the holding period. Through September 30, 1996, L&S had sales and operating income of $5,955 and $293, respectively. In addition, the amount of interest expense attributable to L&S through September 30, 1996 was $676.

Summarized below are the unaudited pro forma results of operations of the Company as if PAI had been acquired at the beginning of the periods presented:

                                         PRO FORMA
                                        NINE MONTHS
                                    ENDED SEPTEMBER 30,
                                   --------------------
                                      1996       1995
                                   ---------  ---------
Net sales                            $74,280    $69,029
Income before extraordinary item       1,830      1,137
Net income                             1,657      1,137
Earnings per share:
 Income before extraordinary item       0.45       0.29
 Net income                             0.39       0.29


The pro forma financial information presented above is not necessarily indicative of either the results of operations that would have occurred had the acquisition taken place at the beginning of the periods presented or the future operating results of the combined companies. Pro forma income before extraordinary item and net income for the nine months ended September 30, 1996 include certain special charges totaling approximately $400.

NOTE 4 - INVENTORIES

Inventories have been determined generally by lower of cost (first-in, first-out or average) or market. Inventories consist of:

                   SEPTEMBER 30,    DECEMBER 31,
                       1996             1995
                 ---------------  --------------
Raw materials         $ 8,812         $ 7,203
Work-in-process        10,437           5,293
Finished goods          9,904           9,255
                 ---------------  --------------
                       29,153          21,751
Less reserves           5,620           5,207
                 ---------------  --------------
                      $23,533         $16,544
                 ===============  ==============

                             VERNITRON CORPORATION
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                             (Dollars in thousands)

NOTE 5 - LONG-TERM DEBT

In order to obtain the funds necessary to finance the Company's acquisition of PAI (see Note 3), to refinance PAI's and the Company's existing debt and pay the fees and expenses related to the acquisition and refinancing, Vernitron entered into a Credit Agreement, dated April 25, 1996 (and subsequently amended as of September 25, 1996), between the Company, the various banks named therein and Banque Paribas, as agent, providing for borrowings under a $37 million senior secured credit facility (the "Credit Facility"). The Credit Facility is comprised of (i) a term loan in the principal amount of $14 million maturing in four years, (ii) a term loan in the principal amount of $12 million maturing in six years and (iii) a revolving credit line in an aggregate principal amount of up to the lesser of $11 million or the borrowing base in effect from time to time, maturing in four years. The Credit Facility contains certain provisions and covenants which, among other things, impose limitations with respect to the incurrence of additional liens and indebtedness, mergers, consolidations and specified sales of assets, and requires the Company to meet certain financial tests including minimum levels of earnings and net worth and various other financial ratios. In addition, the Credit Facility prohibits the payment of cash dividends. The cumulative dividends in arrears on the Company's Preferred Stock as of September 30, 1996 was $536.

In connection with the acquisition and financing and before giving effect to the one-for-five reverse stock split (see Note 6), the Company granted to Banque Paribas a warrant (the "Banque Paribas Warrant") to acquire up to 666,312 shares of Common Stock at an exercise price of $.01 per share and a warrant to an affiliate of Banque Paribas, Paribas Principal, Inc., (the "Paribas Principal Warrant"), to acquire up to 776,388 shares of Common Stock at an exercise price of $1.25 per share. In connection therewith, the parties entered into a Warrant Purchase Agreement containing customary terms and conditions. The Company also authorized the granting to an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation of a warrant (the "Donaldson Lufkin Jenrette Warrant") to acquire up to 100,000 shares of Common Stock at an exercise price of $1.25 per share. Adjusted to give effect to the reverse stock split, the Banque Paribas Warrant entitles the holder thereof to acquire up to 133,263 shares of at an exercise price of $.05 per share, the Paribas Principal Warrant entitles the holder thereof to acquire up to 155,278 shares at an exercise price of $6.25 per share and the Donaldson Lufkin & Jenrette Warrant entitles the holders thereof to acquire up to 20,000 shares at an exercise price of $6.25 per share.

NOTE 6 - COMMON STOCK

On July 25, 1996, the Company completed a one-for-five reverse stock split of its $0.01 par value common stock following approval of the reverse stock split by the Company's stockholders at the Company's 1996 Annual Meeting of Stockholders. In conjunction with the split, the Company's Certificate of Incorporation has been amended to reduce the number of shares of Common Stock authorized for issuance to 4,000,000. The reverse stock split reduced the number of shares of common stock outstanding from 12,758,737 to 2,552,195. The stated par value of each share was not changed from $0.01. All earnings per share data presented in this report has been restated to reflect the reverse stock split.

                             VERNITRON CORPORATION
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                             (Dollars in thousands)









NOTE 7 - OTHER INFORMATION




                                              SEPTEMBER 30,    DECEMBER 31,
                                                  1996             1995
                                            ---------------  --------------
Allowance for doubtful accounts                  $  394           $  278
                                            ===============  ==============
Accumulated depreciation and amortization
 of property, plant and equipment                $6,802           $5,075
                                            ===============  ==============
Accumulated amortization of excess of cost
 over net assets acquired                        $  994           $  836
                                            ===============  ==============

                                      10

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Dollars in thousands)

RESULTS OF OPERATIONS

On April 25, 1996, the Company completed its acquisition of PAI. The acquisition has been accounted for under the purchase method of accounting and, accordingly, the results of PAI's continuing product lines have been included in the Condensed Consolidated Statements of Operations since the date of acquisition. Net sales from the continuing PAI product lines are included in the Motion Control product group.

Net sales by product group were as follows:

                           QUARTER ENDED       NINE MONTHS ENDED
                           SEPTEMBER 30,         SEPTEMBER 30,
                       --------------------  --------------------
                          1996       1995       1996       1995
                       ---------  ---------  ---------  ---------
Motion Control           $13,998    $ 5,634    $32,098    $18,681
Industrial Components     10,235      9,999     32,680     30,702
                       ---------  ---------  ---------  ---------
 Net Sales               $24,233    $15,633    $64,778    $49,383
                       =========  =========  =========  =========


QUARTER ENDED SEPTEMBER 30, 1996 COMPARED TO THE QUARTER ENDED SEPTEMBER 30,
1995

Net sales for the third quarter of 1996 increased by $8.6 million or 55%, compared to the same period in 1995. The acquisition of pai accounted for $7.6 million of the increase.

The Motion Control group's sales (electromagnetic components and subsystems, laser scanners, precision metal optics and high performance air bearings) increased in 1996 by $8.4 million, or 149%, as compared to 1995. The acquisition of PAI accounted for $7.6 million of the increase. Bookings for the group were $13.9 million in the third quarter of 1996, an increase of $9.2 million, or 196%, compared to the comparable quarter in 1995. The acquisition of PAI resulted in an increase in bookings of $8.8 million. The nature of the Motion Control group's bookings results in an uneven pattern from quarter to quarter and does not necessarily reflect overall business trends. Backlog at September 30, 1996, was $38.3 million, compared to $16.1 million at December 31, 1995. of the $38.3 million backlog at September 30, 1996, $24.1 million relates to the PAI product lines.

The Industrial Components group's sales (bearings and connectors) increased in 1996 by $.2 million, or 2%, compared to 1995. Bookings for the group were $10 million, a decrease of $.4 million, or 4%, compared to 1995, primarily as a result of lower bookings in the bearing product line reflecting a softening of orders from original equipment manufacturers. Backlog at September 30, 1996 was $10.8 million, compared to $11.9 at December 31, 1995.

Operating income was $1.6 million in 1996, as compared to $.9 million in 1995, representing a $.7 million increase. This increase was primarily due to the higher sales volume. Gross margin on sales was 25.2% in 1996 as compared to 24.5% in 1995.

Selling, general and administrative expenses increased by $1.6 million in 1996 primarily due to the acquisition of PAI. Selling, general and administrative expenses as a percentage of sales was 18% in both 1996 and 1995.

Interest expense increased by $.1 million in 1996 as a result of higher average borrowings due to the acquisition of PAI. The effect of the higher average borrowings was substantially offset by the reduction of interest expense attributed to net assets held for disposal (see Note 3 to the Condensed Consolidated Financial Statements) and the effect of lower interest rates resulting from a lower prime rate and more favorable terms under the Company's new credit facility (see Note 5 to the Condensed Consolidated Financial Statements).

NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO THE NINE MONTHS ENDED SEPTEMBER 30, 1995

Net sales for the first nine months of 1996 increased by $15.4 million, or 31% compared to the same period in 1995. The acquisition of PAI accounted for $13.4 million of the increase.

The Motion Control group's sales (electromagnetic components and sub-systems, laser scanners, precision metal optics and high performance air bearings) increased in 1996 by $13.4 million, or 72%, as compared to 1995. The acquisition of PAI accounted for substantially all of the increase in sales. Bookings for the group were $31.4 million in 1996, an increase of $12.1 million or 63%, compared to 1995. The acquisition of PAI resulted in an increase in bookings of $14.6 million while the remaining product lines in the group had a decrease in bookings of $2.5 million this decrease is primarily due to lower European orders for industrial resolvers and lower government spare parts orders for potentiometers. The nature of the Motion Control group's bookings results in an uneven pattern from quarter to quarter and does not necessarily reflect overall business trends.

The Industrial Components group's sales (bearings and connectors) increased in 1996 by $2 million, or 6%, compared to 1995. Sales of bearings were up by 13%, reflecting increased business with original equipment manufacturers. Industrial Component's bookings were $31.7 million, a decrease of $.3 million, or 1%, compared to 1995.

Operating income was $4.7 million in 1996, as compared to $3 million in 1995, representing a $1.7 million increase. This increase was primarily due to the higher sales volume partially offset by an unfavorable sales mix of lower margin products in the Motion Control group. Gross margin on sales was 25.9% in 1996, as compared to 26.6% in 1995.

Selling, general and administrative expenses increased by $2.0 million in 1996 primarily due to the acquisition of PAI. Selling, general and administrative expenses as a percentage of sales decreased to 18% in 1996, compared to 20% in 1995.

Interest expense increased $.1 million in the first nine months of 1996 as a result of higher average borrowings due to the acquisition of PAI. The effect of the higher average borrowings was substantially offset by the reduction of interest expense attributed to net assets held for disposal (see Note 3 to the Condensed Consolidated Financial Statements) and the effect of lower interest rates resulting from a lower prime rate and the more favorable terms under the Company's new credit facility (see Note 5 to the Condensed Consolidated Financial Statements).

LIQUIDITY AND CAPITAL RESOURCES

Cash provided by operations was $.7 million in 1996 as compared to cash used of $.8 million in 1995. This improvement was primarily due to higher cash earnings in the current year partially offset by an increased level of investment in working capital.

Cash used in investing activities was $5.7 million in 1996 as compared to cash provided of $2.2 million in 1995. During the second quarter of 1996 the Company acquired PAI (see Note 3 to the Condensed Consolidated Financial Statements). During the first nine months of 1995, $2.9 million was generated from the sale of assets of the Electronics Components business which was discontinued during 1994 and from the sale of its idle Deer Park, New York facility.

Cash provided by financing activities was $10.5 million in 1996 as compared to cash used of $1.3 million in 1995. The increase is primarily due to the borrowings used to fund the aforementioned acquisition of PAI (see Note 3 to the Condensed Consolidated Financial Statements) and an unusually high cash balance at the end of the quarter due to the timing of cash receipts and reductions of borrowing under the Company's revolving credit line.

The Company had no material commitments for capital expenditures as of September 30, 1996.

As discussed in Note 5 to the Condensed Consolidated Financial Statements, the Company entered into a new $37 million senior secured credit facility in connection with its acquisition of PAI. The Company believes this new credit facility and cash generated from the combined operations will be sufficient to meet the future capital expenditure and working capital requirements of the combined companies and required debt amortization under its new credit facility.

                           PART II. OTHER INFORMATION


ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

a)  Exhibits:

    Exhibit 3:  Amendment to Articles of Incorporation

    Exhibit 10:  Amendment No. 1 to Bank Credit Agreement

    Exhibit 27: Financial Data Schedule (for SEC use only).

    Exhibit 99: Press release, dated October 7, 1996.

b)  Reports on Form 8-K

    None.




                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



Date:  December 20, 1996              VERNITRON CORPORATION



                                      By: /s/ Stephen W. Bershad
                                         ------------------------------------
                                         Stephen W. Bershad
                                         Chief Executive Officer


                                      By: /s/ Raymond F. Kunzmann
                                         -------------------------------------
                                         Raymond F. Kunzmann
                                         Vice President - Finance, Controller
                                         and Chief Financial Officer

      Facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal, certificates for the Preferred Stock and any other required documents should be sent by each holder or his broker, dealer commercial bank, trust company or other nominee to the Exchange Agent at one of the addresses as set forth below:


                 The Exchange Agent for the Exchange Offer is:


                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.


                               By Facsimile                   By Hand or
        By Mail:               Transmission               Overnight Courier:
ChaseMellon Shareholder    (For Eligible                ChaseMellon Shareholder
      Services                   Institutions Only)             Services
Reorganization Department     (201) 329-8936          Reorganization Department
    Midtown Station                                    120 Broadway - 13th Fl.
     P.O. Box 798              Confirm Facsimile          New York, NY 10271
  New York, NY 10018                by Telephone:
                             (For Confirmation Only)
                                  (201) 296-4764

                               --------------------